UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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Tollgrade Communications, Inc.

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TOLLGRADE COMMUNICATIONS, INC.
493 NIXON ROAD, CHESWICK, PENNSYLVANIA 15024
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 20, 2010
To the Shareholders of Tollgrade Communications, Inc.:
The Annual Meeting of Shareholders of TOLLGRADE COMMUNICATIONS, INC. (“Tollgrade” or “we”) will be held at the Pittsburgh Airport Marriott, 777 Aten Road, Coraopolis, Pennsylvania 15108, on Thursday, May 20, 2010 at 3:00 p.m., local time, for the purpose of considering and acting upon the following:
(1)	The election of eight directors to serve for one-year terms and until their respective successors have been selected and qualified;
(2)	The ratification of the appointment of Deloitte & Touche LLP as Tollgrade’s independent registered public accounting firm for the year ending December 31, 2010; and
(3)	Such other matters as may properly be brought before the annual meeting or any postponement or adjournment of the annual meeting.
Our Board of Directors has fixed the close of business on March 18, 2010 as the record date for the determination of shareholders entitled to notice of and to vote at the annual meeting, or any postponement or adjournment of the annual meeting. Enclosed you will find a proxy card, which you should complete and return in order to vote all shares that you hold. A copy of Tollgrade’s 2009 Annual Report is also enclosed.
We cordially invite you to attend the annual meeting of shareholders. Your vote is important to us. Whether or not you intend to attend the annual meeting of shareholders, we urge you to review the enclosed proxy materials and vote so that your shares may be voted in accordance with your wishes and in order that a quorum is assured at the annual meeting. You can vote in one of four ways:
(1)	Visit the website noted on your proxy card to vote via the Internet;
(2)	Use the telephone number on your proxy card to vote by telephone;
(3)	Sign, date and return your proxy card in the enclosed envelope to vote by mail; or
(4)	Attend the meeting to vote in person.
By Order of the Board of Directors,
Jennifer M. Reinke
General Counsel and Corporate Secretary
April 9, 2010

TOLLGRADE COMMUNICATIONS, INC.
Cheswick, Pennsylvania 15024
PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS
May 20, 2010
     The solicitation of the proxy or proxies enclosed with this proxy statement is made on behalf of the Board of Directors of Tollgrade Communications, Inc. (“Tollgrade” or “we”), 493 Nixon Road, Cheswick, Pennsylvania 15024, for use at our annual meeting of shareholders (the “Annual Meeting”) to be held on May 20, 2010 at 3:00 p.m., at the Pittsburgh Airport Marriott, 777 Aten Road, Coraopolis, Pennsylvania 15108. We will mail this proxy statement, the accompanying notice of annual meeting, the proxy cards and our Annual Report on Form 10-K to shareholders on or about April 9, 2010. At the Annual Meeting, we will ask you to consider and vote upon the following:
(1)	The election of eight directors to serve for one-year terms and until their respective successors shall have been selected and qualified;
(2)	The ratification of the appointment of Deloitte & Touche LLP as Tollgrade’s independent registered public accounting firm for the year ending December 31, 2010; and
(3)	Such other matters as may properly be brought before the Annual Meeting or any postponement or adjournment of the Annual Meeting.
     Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on May 20, 2010. We are providing access to our proxy materials both by sending you this full set of proxy materials, including a proxy card, and by notifying you of the availability of our proxy materials on the Internet. Our proxy materials and our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 are available at http://www.tollgrade.com.

GENERAL INFORMATION
     Proposals to be voted on at the Annual Meeting. At the Annual Meeting, you will be asked to consider and vote upon the following matters:
•	The election of eight directors to serve for one-year terms and until their respective successors shall have been selected and qualified; and
•	The ratification of the appointment of Deloitte & Touche LLP as Tollgrade’s independent registered public accounting firm for the year ending December 31, 2010.
     We will also consider other business, if any, that properly comes before the Annual Meeting calling for a vote of shareholders. Pursuant to our amended and restated Bylaws, in order for a shareholder to bring a proposal (other than proposals sought to be included in Tollgrade’s proxy statement pursuant to Rule 14a-8 of the Securities Exchange Act of 1934) before, or make a nomination at, the Annual Meeting, such shareholder had to deliver a written notice of such proposal and/or nomination to our corporate Secretary by February 19, 2010. We know of no other matters that will be presented for consideration at the Annual Meeting.
     Board of Directors Vote Recommendation. The Board unanimously recommends that you vote “FOR” all eight (8) persons nominated as directors by our Board of Directors, and “FOR” the ratification of the appointment of Deloitte & Touche LLP as Tollgrade’s independent registered public accounting firm for the year ending December 31, 2010.
     Shareholders Entitled to Vote. Shareholders of record of our common stock at the close of business on the record date of March 18, 2010, are entitled to notice of and to vote at the Annual Meeting and at any and all adjournments or postponements of the meeting. Each share entitles its owner to one vote. The holders of a majority of the shares entitled to vote at the meeting must be present in person or represented by proxy in order to constitute a quorum for all matters to come before the meeting. On the record date there were 12,626,795 shares outstanding.
     Abstentions. Abstentions will be counted as present for purposes of determining whether a quorum is present, but the shares represented by those proxies will not be voted at the Annual Meeting. Because only votes cast on the proposals presented at the Annual Meeting will determine the outcome of any vote on the proposals, if you mark your proxy “Abstain” with respect to any proposal, your proxy will have no effect on the outcome of the proposals.
     Broker Non-Votes. If your shares are held by your broker and you do not provide your broker with voting instructions, your broker may either use its discretion to vote your shares on “routine” matters (such as the ratification of our independent registered public accounting firm) or leave your shares unvoted. However, for matters deemed “non-routine” by the New York Stock Exchange (such as the election of directors), your broker would not be able to vote without your instructions, in which case your shares would be considered “broker non-votes” on that particular matter. Broker non-votes will be counted as present for purposes of determining the presence of a quorum but will not be counted in the voting results and will have no effect on the outcome of the proposals.
     How to Vote. Shareholders of record (that is, shareholders who hold their shares in their own name) can vote any one of four ways:
     (1) Via the Internet: Go to the Web site listed on your proxy card to vote via the Internet. You will need to follow the instructions on your proxy card and the Web site. If you vote via the Internet, you may incur telephone and Internet access charges.

     (2) By Telephone: Call the telephone number on your proxy card to vote by telephone. You will need to follow the instructions on your proxy card and the voice prompts.
     (3) By Mail: Sign, date and return your proxy card in the enclosed postage-paid envelope. If you sign and return your proxy card but do not give voting instructions, the shares represented by that proxy will be voted as recommended by the Board of Directors.
     (4) In Person: Attend the Annual Meeting, or send a personal representative with an appropriate proxy, to vote by ballot.
     If you vote via the Internet or by telephone, your electronic vote authorizes the named proxies in the same manner as if you signed, dated and returned your proxy card. If you vote via the Internet or by telephone, do not return your proxy card.
     If your shares are held in “street name” (that is, in the name of a bank, broker or other holder of record), you will receive instructions from the holder of record that you must follow in order for your shares to be voted. Internet and/or telephone voting also will be offered to shareholders owning shares through most banks and brokers.
     Changing or Revoking Your Proxy. You may change or revoke your proxy at any time before it is voted by notifying the Secretary of Tollgrade in writing, by executing and delivering a new proxy card with a more recent date, or by attending and voting at the Annual Meeting or any postponement or adjournment thereof. If you have instructed a broker to vote your shares, you must follow your broker’s directions in order to change those instructions.
     Effect of Not Casting Your Vote. If you hold your shares in street name it is critical that you cast your vote if you want it to count in the election of Directors (Proposal No. 1 of this Proxy Statement). In the past, if you held your shares in street name and you did not indicate how you wanted your shares voted in the election of Directors, your bank or broker was allowed to vote those shares on your behalf in the election of Directors as they felt appropriate. Recent changes in regulation were made to take away the ability of your bank or broker to vote your uninstructed shares in the election of Directors on a discretionary basis. Thus, if you hold your shares in street name and you do not instruct your bank or broker how to vote in the election of Directors, no votes will be cast on your behalf. Your bank or broker will, however, continue to have discretion to vote any uninstructed shares on the ratification of the appointment of our independent registered public accounting firm (Proposal No. 2 of this Proxy Statement). If you properly execute and date your proxy card but do not include voting instructions, your proxy card will be voted as recommended by our Board. Unsigned proxies will not be voted.
     Proxy Solicitation. The accompanying proxy is solicited by your Board of Directors. This Proxy Statement is being mailed to the shareholders on or about April 9, 2010 concurrently with the mailing of our 2009 Annual Report to Shareholders. In addition to this solicitation by mail, certain of our regular employees may solicit proxies in person or by telephone. We will bear all costs of the solicitation of proxies. Proxies received by us before the Annual Meeting that are properly executed and dated will be voted at the Annual Meeting in accordance with the instructions indicated on the proxy.

PROPOSAL NO. 1
ELECTION OF DIRECTORS
     Eight directors will be elected at the Annual Meeting. Each director will serve a one-year term expiring at the 2011 annual meeting of shareholders and until a successor has been selected and qualified. The Nominating Sub-Committee of the Corporate Governance Committee of the Board has recommended to the Board for its nomination, and the Board has nominated, Messrs. Scott C. Chandler, Joseph A. Ferrara, Richard H. Heibel, Charles E. Hoffman, Robert W. Kampmeinert, Edward H. Kennedy, Edward B. Meyercord, III, and Jeffrey M. Solomon as its nominees for election to the Board at the Annual Meeting. Unless otherwise instructed, the persons named in the accompanying proxy will vote to elect these nominees to the Board of Directors.
     Although we expect that the nominees of the Board will be available for election, if any of them becomes unable or is unwilling to serve at the time the election occurs, the shares represented by proxies will be voted for the election of a substitute nominee, if any, as designated by the Board of Directors upon the recommendation of the Nominating Sub-Committee of the Corporate Governance Committee of the Board.
Vote Required and Board of Directors Recommendation
     Under Pennsylvania law and our Amended and Restated Bylaws (the “Bylaws”), if a quorum is present at the Annual Meeting, the eight nominees who receive the highest number of votes cast for the election of directors by our shareholders present in person or voting by proxy will be elected as directors.
     If, however, a director nominee in an uncontested election receives a greater number of votes “withheld” from his election than votes “for” his election, under a Board-adopted policy, the director nominee shall promptly tender his resignation for consideration by the Corporate Governance Committee of the Board. The Corporate Governance Committee would then evaluate the best interests of Tollgrade and its shareholders and recommend to the Board of Directors the action to be taken with respect to such tender of resignation.
The Board of Directors unanimously recommends a vote “FOR” each of its nominees.

BIOGRAPHICAL INFORMATION OF DIRECTOR NOMINEES
     Set forth below is a brief biography of each of our directors, all of whom are nominees for election at the Annual Meeting. For each nominee, the particular experience, qualifications attributes and/or skills that contributed to the Board’s decision to nominate such individual as a director is included.
     Scott C. Chandler, age 48, has served on our Board of Directors since August 2009. Mr. Chandler currently serves as Managing Partner of Franklin Court Partners, LLC (“FCP”), a private company that provides strategic advisory services, merger and acquisition advisory services and private equity and debt for growth companies in the technology and broadband communications sectors. Prior to founding FCP in 2002, from 1998 to 2001 Mr. Chandler served as Chief Financial Officer (1998 — 2000) and Senior Vice President (2000 — 2001) for RHYTHMS NetConnections, a leading provider of broadband services utilizing digital subscriber line technology. From 1996 to 1998, Mr. Chandler served as President and Chief Executive Officer of C-COR, a leading supplier of broadband telecommunications equipment. In addition to serving on Tollgrade’s Board, since 2004, Mr. Chandler has served as a director of Cimetrix Inc., where he is also Chairman of the Audit Committee of the Board of Directors, and has served as a director of Disaboom, Inc. since 2009, also serving as Audit Committee Chairman. Mr. Chandler also serves as a director for certain privately held companies. Previously, Mr. Chandler served as a director for Paradyne Networks, Inc. from 2003 until 2007, as well as for several privately held companies. Mr. Chandler holds a Master of Business Administration degree from the Wharton School of Business at the University of Pennsylvania, and a Bachelor of Arts degree from Whitworth University. Mr. Chandler brings an insight to the Board based on significant operational and financial experience at companies in the telecommunications industry, coupled with the perspective of a strategic advisor to companies in areas related to our business. Mr. Chandler’s experience also qualifies him to serve as a financial expert on the Audit Committee of our Board of Directors.
     Joseph A. Ferrara, age 44, has served on our Board of Directors since November 2007, and served as Chairman of the Board from May 2009 to March 2010. Mr. Ferrara also serves as our Chief Executive Officer and President, having been named to those offices in November 2007. From August to November 2007, Mr. Ferrara was Senior Vice President, Sales and Marketing of Tollgrade. Previously, Mr. Ferrara served as General Manager of the Data Networks Division of Ericsson, Inc. from January 2006 until July 2007 following Ericsson’s acquisition of Marconi’s product divisions. Mr. Ferrara was Chief Executive Officer of Marconi Corporation plc’s North American operations from June 2005 until January 2006, and served as Vice President of Business Operations of Marconi’s Data Networks Division from February until June of 2005 and July 2000 until April 2004, and Vice President of Marketing of Marconi’s Data Networks Division from April 2004 until February 2005. Mr. Ferrara holds a Master of Business Administration degree from the University of Maryland and a Bachelor of Science degree from The Pennsylvania State University. Mr. Ferrara brings to the Board a deep knowledge of our business and our customers, and contributes a perspective based on his career in the telecommunications industry in a variety of executive leadership positions.
     Richard H. Heibel, M.D., age 63, has served on our Board of Directors since January 1996, and is one of the original founding investors in Tollgrade. Dr. Heibel currently serves as Professor of Internal Medicine at Lake Erie College of Osteopathic Medicine of Bradenton, a medical school, since July 2004. In addition to his service on Tollgrade’s Board, Dr. Heibel has been a board member of ChemDAQ Inc. since May 2006. Additionally, Dr. Heibel has served as an officer and director of HRISD, a privately held company since 2000. Formerly, Dr. Heibel was a practicing, Board-certified cardiologist with the firm Consultants in Cardiology. Throughout the course of Dr. Heibel’s career, he has served on the boards of directors of multiple start-up companies. Dr. Heibel holds an M.D. from the University of Pittsburgh and a Bachelor of Arts degree from Gannon College. Dr. Heibel brings to the Board a perspective based on his continuous leadership on the Board since 1996, and his knowledge of our company dating back to its original formation, during which time he has acquired significant experience and understanding of the operations and issues confronting our business.

     Charles E. Hoffman, age 61, has served on our Board since July 2009. Previously, from June 2001 until his retirement in April 2008, Mr. Hoffman served as the President, Chief Executive Officer and a director of Covad Communications Group, Inc., a nationwide provider of integrated voice and data communications. From January 1998 to June 2001, Mr. Hoffman served as President and Chief Executive Officer of Rogers Wireless, Inc., a Canadian communications and media company. Since June 2006, Mr. Hoffman has served as a director of Synchronoss Technologies Inc., a provider of on-demand transaction management solutions to the communication service provider market, and since January 2005 as a director of Chordiant Software, Incorporated, a provider of customer experience software and services. Mr. Hoffman holds a Master of Business Administration degree and a Bachelor of Science degree from the University of Missouri at St. Louis. Mr. Hoffman’s more than thirty years of global executive experience in the telecommunications and broadband industries bring to the Board a deep knowledge and breadth of experience in our markets and in the needs of our customers. In addition, Mr. Hoffman brings to the Board valuable board and compensation committee leadership experience and knowledge and understanding of corporate governance issues affecting public companies.
     Robert W. Kampmeinert, age 66, has served on our Board of Directors since January 1996, and served as our Lead Independent Director from May 2009 to March 2010. From July 2005 until December 2009, Mr. Kampmeinert served as Chairman and Executive Vice President of Janney Montgomery Scott LLC, an investment firm, where he currently serves as Senior Advisor. Previously, Mr. Kampmeinert served as Chairman, President and Chief Executive Officer of the investment firm, Parker/Hunter Incorporated. In addition to serving on Tollgrade’s Board, Mr. Kampmeinert serves on the board of directors of Industrial Scientific Corporation, a privately held company. Mr. Kampmeinert holds a Master of Business Administration degree from Harvard University and a Bachelor of Science degree in economics from Lehigh University. Having served as the president and chief executive officer of an investment firm for twenty years, Mr. Kampmeinert brings to the Board valuable executive leadership experience, a wealth of knowledge of organizational and operational management, and an in-depth understanding of investment banking and financial markets.
     Edward H. Kennedy, age 55, has served on our Board of Directors since June 2009, and was appointed Chairman of the Board of Directors in March 2010. Mr. Kennedy also currently serves on the boards of Hatteras Networks, Inc. and Imagine Communications, Inc. From January 2008 until March 2010, Mr. Kennedy served as the Chairman, Chief Executive Officer, and President of Rivulet Communications, Inc., a leading edge medical video networking company that enables medical, government and enterprise customers to effectively transport high-bandwidth, mission-critical and real-time applications over existing IP networks. Prior to that, from January 2004 until January 2008, Mr. Kennedy served as Venture Partner at Columbia Capital, a venture capital firm engaged in wireless, broadband, media, and enterprise information technology investing. From January 2002 until January 2004, he served as President of Tellabs North American Operations and Executive Vice President of Tellabs. From March 1999 until January 2002, Mr. Kennedy was President and Chief Executive Officer (and Co-Founder) of Ocular Networks, a provider of next generation optical networking technologies, until it was sold to Tellabs. He has also held various executive positions at leading telecom equipment companies, including Alcatel and Newbridge Networks Corporation. Mr. Kennedy previously served on the board of directors of Visual Networks, a publicly-traded, Nasdaq-listed company until its acquisition by Fluke Networks, a division of Danaher Corporation. Mr. Kennedy holds a Bachelor of Science degree in electrical engineering from Virginia Polytechnic Institute and State University. Mr. Kennedy brings to the Board extensive experience in the telecommunications industry, including the perspective of a vendor serving the telecommunications service provider market, and valuable executive leadership experience. Mr. Kennedy offers to the Board insight and guidance on strategic and operational matters.
     Edward B. Meyercord, III, age 44, has served on our Board of Directors since August 2009. Mr. Meyercord is currently the President and Managing Partner of Council Rock Advisors LLC, a private company that provides advisory, capital raising and management consulting services. In addition, since October 2009, Mr.

Meyercord has served as a director of Extreme Networks, Inc., a publicly traded company that provides converged Ethernet network infrastructure that support data, voice and video for enterprises and service providers, and has served as a director of Magellan Hill Technologies, a telecommunications management company that services mid and large-sized businesses, government agencies and healthcare providers, since December 2009. From December 2006 until January 2009, Mr. Meyercord served as Chief Executive Officer and President and as a director of Cavalier Telephone & TV, a privately held voice and data services provider based in Richmond, Virginia. From January 2004, until its sale to Cavalier in December 2006, Mr. Meyercord served as Chief Executive Officer and President and as a director of Talk America, Inc., a publicly traded company that provided phone and internet services to consumers and small businesses. He served as President and a director of Talk America from 2001 until 2003 and as its Chief Financial Officer and Chief Operating Officer from 2000 until 2001. Mr. Meyercord joined Talk America in September of 1996 as the Executive Vice President, Marketing and Corporate Development. Prior to joining Talk America, Mr. Meyercord was a Vice President in the Global Telecommunications Corporate Finance Group at Salomon Brothers, Inc., based in New York. Prior to Salomon Brothers, Mr. Meyercord worked in the corporate finance department at PaineWebber Incorporated. Mr. Meyercord holds a Master of Business Administration degree from the Stern School of Business at New York University and a Bachelor of Arts degree in economics from Trinity College. Mr. Meyercord brings to the Board perspective of an executive with experience on the service provider side of the telecommunications industry and can offer the Board guidance on the issues confronting our customers. Mr. Meyercord’s experience also qualifies him to serve as a financial expert on the Audit Committee.
     Jeffrey M. Solomon, age 44, has served on our Board of Directors since August 2009. Currently, Mr. Solomon is the Chief Strategy Officer and Chairman of the Investment Committee of Cowen Group, Inc., a diversified financial services company, where he oversees the company’s investment strategy. Prior to the combination of Ramius LLC and Cowen Group in November 2009, Mr. Solomon served as a Managing Member of Ramius and a member of Ramius’ Executive Committee and Management Board, where he was jointly responsible for overseeing Ramius’ multi-strategy and single strategy investment platforms, and prior thereto was responsible for managing a number of specific investment portfolios at Ramius, as well as for overseeing Ramius’ technology, operations and finance functions. Mr. Solomon joined Ramius when it was founded in 1994. From 1991 to 1994, Mr. Solomon was at Republic New York Securities Corporation, the brokerage affiliate of Republic National Bank (now part of the HSBC Group). Prior to joining Republic, Mr. Solomon was in the Mergers and Acquisitions Group at Shearson Lehman Brothers. Mr . Solomon was also part of the internal corporate finance team at Shearson Lehman Brothers that worked closely with senior management in evaluating the company’s operations, capital usage and investment strategies, including the acquisition and disposition of corporate assets. Currently, Mr. Solomon serves on the Board of Directors of Hale & Hearty Soups, a New York based restaurant chain and NuGo Nutrition, the manufacturer of NuGo Nutrition Bars. Mr. Solomon holds a Bachelor of Arts degree in economics from the University of Pennsylvania. As a representative of our largest shareholder, Mr. Solomon offers the Board key insights and perspectives from our shareholders’ point of view. In addition, Mr. Solomon’s financial and investment experience provide the Board with expertise and insight into the issues confronting our business and our industry.
Other Information
     SEC regulations require us to describe certain legal proceedings which occurred during the past ten years, including bankruptcy and insolvency filings involving companies of which a nominee previously served as an executive officer. Mr. Chandler served as an executive officer of Rhythms NetConnections, Inc. (“Rhythms”) until September 2001. In August 2001, Rhythms voluntarily filed for reorganization under Chapter 11 of the U.S. Bankruptcy Code. The Board of Directors does not believe that this proceeding is material to an evaluation of Mr. Chandler’s ability to serve as a Director.

CORPORATE GOVERNANCE
THE BOARD OF DIRECTORS AND ITS COMMITTEES
     The Board, which is elected by the shareholders, is the ultimate decision-making body of Tollgrade, except with respect to those matters reserved to the shareholders. The Board acts as an advisor and counselor to senior management and oversees and monitors its performance.
The operation and mission of the Board is embodied in Tollgrade’s Board Guidelines on Corporate Governance Issues (the “Guidelines”), a copy of which is available on our website at www.tollgrade.com under the tab Public & Investors/Corporate Governance. The Guidelines were adopted by the Board to serve as a framework for its oversight responsibilities to Tollgrade. Among other matters, the Guidelines:
•	Affirm that the role of the Board is to represent the shareholders’ interest in the success of Tollgrade through the Board’s active oversight and monitoring of management;

•	Provide that the Board consist of at least a majority of independent directors;

•	Confirm that the Board maintain standing committees including an Audit Committee, Compensation Committee, Corporate Governance Committee, Investment Committee, and Nominating Sub-Committee of the Corporate Governance Committee, and that each of the committees will consist solely of independent directors;

•	Provide for an annual evaluation by the Corporate Governance Committee of the performance and procedures of the Board, with the goal of increasing the effectiveness of the Board; and

•	Provide that the independent members of the Board conduct executive sessions without the presence of any of our employees at least two times each year.
Meetings of the Board of Directors
     Our Board of Directors met forty-five times during 2009. Each of our incumbent directors attended at least seventy-five percent of the aggregate number of meetings of the Board of Directors (held during the period for which he has been a director) and the number of meetings held by all committees of the Board on which he served (during the periods that he served). It is expected that all directors will attend the 2010 Annual Meeting of Shareholders. All of the directors who were serving on the Board of Directors at such time were present at the 2009 Annual Meeting of Shareholders.
Committees of the Board of Directors
     Currently, there are four standing committees of the Board: the Compensation Committee; the Corporate Governance Committee; the Investment Committee; and the Audit Committee. In addition, there is one standing sub-committee, the Nominating Sub-Committee of the Corporate Governance Committee. The members and chairpersons of each of these committees and sub-committees are selected by the Board upon the recommendation of the Nominating Sub-Committee.

     Below is a table providing information regarding the current membership of the committees of the Board of Directors:

Committee Membership
Corporate
Director	Audit	Compensation	Governance	Nominating	Investment
Scott C. Chandler	X		X
Joseph A. Ferrara
Richard H. Heibel			X	C	C
Charles E. Hoffman	C	C	X
Robert W. Kampmeinert			X	X
Edward H. Kennedy		X	C	X
Edward B. Meyercord, III	X		X		X
Jeffrey M. Solomon		X	X	X

X	Committee member

C	Committee chairperson
     Audit Committee. The Audit Committee’s responsibilities include appointing an independent registered public accounting firm to audit our financial statements, reviewing and approving the results of the audit, reviewing the scope, adequacy and results of our internal control procedures, reviewing our quarterly and annual financial statements and reviewing and approving any non-audit services to be provided by our independent registered public accounting firm.
     Mr. Hoffman has served as the Chairman of the Audit Committee since October 2009, and the other members of the Audit Committee are Messrs. Chandler and Meyercord. From August to October 2009, the Audit Committee was comprised of Mr. Hoffman, Dr. Heibel and Mr. Kennedy, and prior to August 2009, the members of the Audit Committee during 2009 were former directors, Daniel P. Barry, David S. Egan and Brian C. Mullins. Each of the members currently serving on the Audit Committee, and each other director who served on the Committee during 2009, were determined by the Board of Directors at such time to be “independent” as that term is defined by both Rule 10A-3 under the Exchange Act and the Nasdaq listing standards. In addition, the Board has determined that each of Mr. Chandler and Mr. Meyercord is an “audit committee financial expert” as that term is defined in Item 407(d)(5) of Regulation S-K.
     The Audit Committee met twelve times in 2009. A copy of the Audit Committee Charter can be found on our website at www.tollgrade.com under the tab, Public & Investors/Corporate Governance.
     Compensation Committee. The Compensation Committee establishes and regularly reviews the Company’s compensation philosophy, strategy and objectives, oversees the compensation programs in place for the Company’s executive management, which includes the Company’s named executive officers, and makes recommendations to the Board of Directors regarding director compensation. In addition, the Compensation Committee authorizes and approves any change-in-control, severance or similar agreements with the Company’s executive management. The Compensation Committee also administers the Company’s equity and bonus compensation plans.

     Mr. Hoffman has served as the Chairman of the Compensation Committee since August 2009. From August to October 2009, the other members of the Committee were Dr. Heibel and Mr. Kennedy. Since October 2009, in addition to Mr. Hoffman, the Compensation Committee is comprised of Mr. Kennedy and Mr. Solomon. Prior to August 2009, the Committee was comprised of Dr. Heibel and former directors James Barnes and Daniel Barry, with Mr. Hoffman joining the Committee in July 2009 following his appointment to the Board. Each of the Board members who served on the Compensation Committee during 2009 and each of the current members of the Compensation Committee have been determined by the Board to be “independent” under the applicable Nasdaq listing standards, a “non-employee director” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, and an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code. A copy of the Compensation Committee Charter can be found on our website at www.tollgrade.com under the tab, Public & Investors/Corporate Governance. The Compensation Committee held nine meetings in 2009. Further information regarding the Company’s processes and procedures for the consideration and determination of executive and director compensation is contained in the “Compensation Discussion and Analysis” below.
     Corporate Governance Committee. The Corporate Governance Committee is comprised solely of independent directors, and is charged with, among other things, reviewing and supervising issues of corporate governance and director qualification and independence. Mr. Kennedy has served as Chairman of the Corporate Governance Committee since his appointment as Chairman of the Board in March 2010. From May 2009 until March 2010, Mr. Kampmeinert served as Lead Independent Director and Chairman of the Corporate Governance Committee, and prior to May 2009, the Chairman of the Corporate Governance Committee was former director and Board Chairman, Daniel P. Barry. The Corporate Governance Committee held four meetings in 2009.
     Investment Committee. The Investment Committee is responsible for overseeing the management of Tollgrade’s investments. Since October 2009, the Investment Committee has been comprised of Dr. Heibel, who serves as Chairman, and Mr. Meyercord. From August to October 2009, the Committee was comprised of Dr. Heibel and Mr. Kennedy, and prior to August 2009, the Committee membership included Dr. Heibel and former Board members David S. Egan and Brian C. Mullins. The Investment Committee Charter, adopted in January 2006, can be found on our website at www.tollgrade.com under the tab, Public & Investors/Corporate Governance.
     Nominating Sub-Committee of the Corporate Governance Committee. The Nominating Sub-Committee is responsible for the evaluation and recommendation for Board nomination of candidates for the Board of Directors. The Charter of the Nominating Sub-Committee of the Corporate Governance Committee can be found on our website at www.tollgrade.com under the tab, Public & Investors/Corporate Governance. Since October 2009, Dr. Heibel and Messrs. Kampmeinert, Kennedy and Solomon have comprised the Nominating Sub-Committee, and Dr. Heibel has served as its Chairman. From February to October 2009, the Sub-Committee was composed of Dr. Heibel and Mr. Kampmeinert. Prior to February 2009, the Nominating Sub-Committee was composed of Dr. Heibel and former directors Brian C. Mullins and Daniel P. Barry, who served as the Sub-Committee’s Chairman during that time. Each of the Board members who served on the Nominating Sub-Committee during 2009 and each of the current members of the Nominating Sub-Committee have been determined by the Board to be “independent” under the applicable Nasdaq listing standards. The Nominating Sub-Committee held seven meetings in 2009.
Consideration of Director Nominees
     For purposes of identifying individuals qualified to become members of the Board of Directors, the Nominating Sub-Committee has established position specifications for members of the Board, which provide that a candidate for director should:

•	have a reputation for industry, integrity, honesty, candor, fairness and discretion,

•	be an acknowledged expert in his or her chosen field of endeavor, which area of expertise should have some relevance to Tollgrade’s business,

•	be knowledgeable, or be willing and able to become so quickly, in the critical aspects of Tollgrade’s business and operations, and

•	be experienced and skillful in serving as a competent overseer of, and trusted advisor to, senior management of a corporation.
     In addition to the foregoing characteristics, in selecting candidates for directors of the Corporation, the Nominating Sub-Committee will consider such other factors as the Sub-Committee deems in its judgment to be in the best interests of the Corporation, which may include without limitation considerations of Board diversity. In considering the nomination of our current directors for re-election, the Nominating Sub-Committee considered the diversity of professional experience and perspective of our Board members, which include four current or former CEOs of companies engaged in the telecommunications market (with representation from both the service provider and the supplier sides of the market), the former Chairman of an investment company, one of our original seed investors and a representative of our largest shareholder.
     A copy of these position specifications, a copy of which is available on our website at www.tollgrade.com under the tab, Public & Investors/Corporate Governance.
     When recommending nominees for the Board, the Nominating Sub-Committee seeks candidates with expertise in areas including but not limited to the following: accounting and finance; telecommunications; international business; investment banking; leadership; business and management; strategic planning; investor relations; executive leadership development; and executive compensation. The Nominating Sub-Committee reviews both newly recommended individuals and incumbent directors against (i) the position specifications applicable to members of the Board, (ii) the relevant independence standards, and (iii) other intangible characteristics, such as perceived abilities of an individual that will increase the quality and knowledge of the Board and/or its committees, and recommends suitable candidates to the Board based upon these criteria.
     If a shareholder wishes to propose a candidate for consideration by the Nominating Sub-Committee, the shareholder should communicate the recommendation to the Chairperson of the Nominating Sub-Committee in the manner described below under the sub-heading entitled, “Communications with Directors.” To assist in the Nominating Sub-Committee’s evaluation, the recommendation should be accompanied by the information required under the Company’s Bylaws for shareholder nominees. Shareholder-recommended director candidates properly submitted to the Nominating Sub-Committee will be considered by the Nominating Sub-Committee on the same basis as it considers its own recommended candidates.
     To nominate a candidate for election to the Board by our shareholders, a shareholder must provide notice in writing to our corporate Secretary or to the Chairman of the Nominating Sub-Committee within the timeframes specified in our Bylaws, and any nominee should meet the qualifications established by the Nominating Sub-Committee. Each notice of a shareholder nomination must contain: (a) all information regarding the shareholder’s proposed nominee that is required to be disclosed in solicitations of proxies for elections of directors in an election contest or that is otherwise required pursuant to Regulation 14A under the Exchange Act and Rule 14a-11 thereunder (including the person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected), along with a description of all arrangements or understandings between the shareholder and the nominee and any other person or persons (naming such person or persons) pursuant to which the nomination is to be made by the shareholder; (b) a representation that the shareholder intends to appear in person or by proxy at the meeting to nominate the person specified in the notice; and (c) with respect to both the shareholder giving the notice and the beneficial owner, if any, on whose behalf that nomination is made, the name and address of each as they appear in our records and the class and number of shares of stock which are owned beneficially and of record by each.
Director Independence
     The Board has determined that each of our non-employee directors is an independent director under the applicable Nasdaq listing standards, as well as the more strict standard for independence adopted by the Board in July 2009 and set forth our Board Guidelines.
Board Leadership
     As provided in the Board Guidelines, our Board of Directors does not have a policy as to whether the roles of Chairman of the Board of Directors and Chief Executive Officer should be separate or combined, and if separate, whether the Chairman should be selected from among the non-employee directors. Instead, the Board recognizes that the optimal leadership structure of the Board may shift over time, and allows itself the flexibility to structure its leadership in the manner it deems most appropriate at a given time. Consistent with this principle, the Board reviews and considers the Board’s leadership structure, generally on an annual basis. This consideration includes an evaluation of the advantages and disadvantages of alternative leadership structures in light of the Company’s operating and governance environment at the time, with the goal of achieving the optimal model for effective Board oversight.
     In March 2010, following this assessment of its optimal leadership structure, the Board appointed independent director Edward H. Kennedy to serve as Chairman of the Board of Directors. Our Board believes that separation of the roles of Chairman and CEO represents the best leadership structure for the Company at this time. Under this model, our CEO is free to focus his entire attention on managing and directing the day-to-day operation of our business and in leading the Company as we execute our corporate strategy and implement initiatives aimed at increasing shareholder value. Our Chairman is able to serve as an advisor to management, and can devote his attention to assuring that our management team has the support it needs from the Board to carry out our strategic priorities and objectives, and in leading the Board’s oversight of Company performance metrics and corporate governance matters.
Role of the Board of Directors in Risk Oversight
     Our Board of Directors plays an active role in overseeing the management of the risks that the Company faces and in determining the level of risk that is appropriate for the Company. Members of senior management report periodically to the Board and its Committees on areas of material risk to the Company, including operational, financial, strategic, competitive, legal and regulatory risks. In connection with the annual review and approval of our operating plan and capital budget, management reviews with the Board the risks and assumptions associated with the plan. In addition, our senior management reviews with the Board our strategic initiatives from the time of their development and provides regular updates on our ongoing strategic initiatives to the Board throughout each year. In so doing, management discusses with the Board the key risks inherent in our strategies.
     The Committees of the Board are also involved in evaluating and overseeing the management of risks particular to their respective areas of oversight. The Audit Committee regularly reviews our financial statements and financial and other internal controls, and our Director, Regulatory Compliance reports directly to the Audit Committee. Our Investment Committee oversees the management of risks associated with our investments and investment strategy, while our Corporate Governance Committee manages risks associated with the independence of our Board and corporate governance matters. Our Compensation Committee regularly reviews our executive compensation policies and practices and the risks associated with them. Each Committee reports its activities to the full Board of Directors, to ensure that the Board is regularly informed about these risks.
Communications with Directors
     In order to provide our shareholders and other stakeholders with a direct and open means of communication to the Board, the Board has adopted the following procedures for communicating with our directors:
•	Shareholders and other interested persons may communicate with the chairpersons of the Corporate Governance Committee, Nominating Sub-Committee of the Corporate Governance Committee, Audit Committee or Compensation Committee or with the non-management directors as a group by e-mail to investor_relations@tollgrade.com or by mail to Investor Relations Department, Tollgrade Communications, Inc., 493 Nixon Road, Cheswick, PA 15024. The correspondence should specify the intended recipient of the communication.

•	All communications received in accordance with these procedures will be reviewed initially by Tollgrade’s Investor Relations Department. The Investor Relations Department will relay all communications of this type to the appropriate director or directors unless the Investor Relations Department determines that the communication does not relate to the business or affairs of Tollgrade or the functioning or constitution of the Board or any of its committees, relates to routine or insignificant matters that do not warrant the attention of the Board, is an advertisement or other commercial solicitation or communication, is frivolous or offensive, or is otherwise inappropriate for delivery to directors.

•	The director or directors who receive any communication of this type will have discretion to determine whether the subject matter of the communication should be brought to the attention of the full Board or one or more of its committees and whether any response to the person sending the communication is appropriate. Any response will be made through Tollgrade’s Investor Relations Department and only in accordance with our policies and procedures and applicable laws and regulations relating to the disclosure of information.

•	The Investor Relations Department will retain copies of all communications received pursuant to these procedures for a period of at least one year.

•	The Corporate Governance Committee will review the effectiveness of these procedures from time to time and, if appropriate, recommend changes to the Board.
Code of Ethics; Code of Business Conduct
     The Board has adopted a Code of Ethics for Senior Executives and Financial Officers (the “Code of Ethics”), which is applicable to our Chief Executive Officer, Chief Financial Officer, Corporate Controller, and other senior executive or financial officers performing similar functions. In addition, all directors and employees, including those subject to the Code of Ethics, are subject to our Code of Business Conduct and Ethics (the “Code of Business Conduct”), which covers issues generally applicable to all of our employees, such as conducting business honestly and ethically, avoiding conflicts of interest, complying with all laws, prohibiting insider trading and loans to our executive officers and directors, and protecting our confidential information. The Code of Ethics and the Code of Business Conduct are each a “code of ethics” within the meaning of Item 406 of the Securities and Exchange Commission’s (“SEC”) Regulation S-K. Copies of the Code of Ethics and the Code of Business Conduct are available on our website at www.tollgrade.com under the tab, Public & Investors/Related Links/Ethics.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
     During the year ended December 31, 2009, the membership of the Compensation Committee underwent changes in connection with the changes to the composition of our Board. From January to August 2009, the Compensation Committee was comprised of Dr. Heibel, and former directors, James A. Barnes and Daniel P. Barry. From August to October 2009, the Compensation Committee was comprised of Dr. Heibel and Messrs. Hoffman and Kennedy. Since October 2009, Mr. Hoffman has served as Chairman of the Compensation Committee, and the other members of the Committee are Messrs. Kennedy and Solomon. There were no interlocking relationships between any of our executive officers and any entity whose directors or executive officers serve on our Compensation Committee during the year ended December 31, 2009.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Related Party Transaction Policy
     On January 23, 2007, the Board of Directors approved a Statement of Policy with Respect to Related Party Transactions, a copy of which is available on our website at www.tollgrade.com under the tab Public & Investors/Governance. The policy sets forth our procedures with respect to the monitoring, review, approval and ratification of related party transactions (as defined in the policy).
     Tollgrade recognizes that related party transactions can present potential or actual conflicts of interest and may raise questions about whether those transactions are consistent with the best interests of Tollgrade and its shareholders. As a general matter, it is our policy to avoid or minimize related party transactions; however, we recognize that there are situations where related party transactions may be consistent with the best interests of Tollgrade and its shareholders.
     The definition of “related party transaction” excludes transactions available to all employees generally, transactions involving less than $5,000 when aggregated with all similar transactions, or the related party’s interest arises solely from the ownership of our common stock and the holders of our common stock receive the same benefit on a pro-rata basis (i.e. dividends).
     Pursuant to this policy, the Board of Directors determined that the Audit Committee of the Board is best suited to monitor, review, approve and/or ratify related party transactions. Accordingly, at each calendar year’s first regularly scheduled Audit Committee meeting, management will disclose and make a recommendation with respect to any proposed related party transactions for that calendar year, if any, including the proposed aggregate value of such transactions, if applicable. After its review, the Audit Committee will approve or disapprove the related party transactions and, at each subsequently scheduled meeting, management will update the Audit Committee as to any material change to those proposed transactions.
     In the event management recommends any further related party transactions after the first calendar year meeting, the transactions may be presented to the Audit Committee for approval or preliminarily entered into by management subject to ratification by the Audit Committee. If ratification does not occur, management must make all reasonable efforts to cancel or rescind the transaction. If a related party transaction is ongoing or completed and it is disapproved by the Audit Committee, the Audit Committee will consider the impact on any director’s independence and evaluate the circumstances of the transaction to determine if termination, rescission, disciplinary action or changes to this policy are appropriate.
     The Audit Committee will consider the relevant facts and circumstances of the transaction including (if applicable) but not limited to: (i) the benefits to Tollgrade, (ii) the impact on any director’s independence, (iii) the availability of other sources for comparable products or services, (iv) the terms of the transaction, (v) the terms available to unrelated third parties or to employees generally, and (vi) whether the potential transaction is consistent with the Code of Ethics and Code of Business Conduct. The Audit Committee is authorized to approve those related party transactions that are in or are not inconsistent with the best interests of Tollgrade and its shareholders and that are consistent with the Code of Ethics and Code of Business Conduct. Other related party transactions should be disapproved by the Audit Committee and should not be entered into.
     No director may participate in any review, discussion or approval of a related party transaction for which he or she is a related party, except that the director must provide all material information concerning the related party transaction to the Audit Committee.
     If a related party transaction will be ongoing, the Audit Committee may establish guidelines for our management to follow in its ongoing dealings with the related party. Thereafter, the Audit Committee, on at least an annual basis, shall review and assess ongoing relationships with the related party to determine whether they are in compliance with the Audit Committee’s guidelines and that the transaction remains appropriate.
Related Party Transactions
     Tollgrade did not enter into any related party transactions in 2009 and no related party transactions are currently proposed.
STOCK OWNERSHIP AND SECTION 16 COMPLIANCE
Securities Ownership of Certain Beneficial Owners and Management
     The following table sets forth certain information as to the beneficial ownership of our common stock as of March 31, 2010 by: (i) each director and director nominee; (ii) each of the named executive officers named in the Summary Compensation Table; (iii) each other person who is known by us to beneficially own 5% or more of our common stock; and (iv) all directors and executive officers as a group. The information in the table concerning beneficial ownership is based upon information furnished to Tollgrade by or on behalf of the persons named in the table, or in the case of the persons identified in the foregoing clause (iii), in filings with the SEC.

			Percentage of
Name and Address of	Amount and Nature of		Common Stock
Beneficial Owner(1)	Beneficial Ownership(2)		Outstanding(3)
Joseph A. Ferrara	(4)(5)	183,434	1.22%
Michael D. Bornak	(6)	20,000	*
Gary W. Bogatay, Jr.		—	*
Robert H. King	(4)	8,333	*
Kenneth J. Shebek	(4)	11,667	*
David L. Blakeney	(4)	11,667	*
Sara M. Antol	(4)	32,646	*
Scott C. Chandler	(7)	8,598	*
Richard H. Heibel	(4)(7)(8)	116,973	*
Charles E. Hoffman	(4)(7)	41,098	*
Robert W. Kampmeinert	(4)(7)(9)	62,764	*
Edward H. Kennedy	(4)(7)	91,098	*
Edward B. Meyercord, III	(7)	8,798	*
Jeffrey M. Solomon	(7)(11)	2,101,055	16.64%
All directors and executive officers as a group (19 persons)	(4) — (11)	2,698,131	21.37%
Other Principal Shareholders:
Ramius LLC	(12)	2,094,957	16.59%
599 Lexington Avenue, 20th Floor New York, NY 10022
Bradford Capital Partners	(13)	1,547,053	12.25%
133 Freeport Road Pittsburgh, PA 15215
Dimensional Fund Advisors LP	(14)	1,114,938	8.83%
1299 Ocean Avenue Santa Monica, CA 90401
Roumell Asset Management, LLC	(15)	903,018	7.15%
James C. Roumell 2 Wisconsin Circle, Suite 660 Chevy Chase, MD 20815
Renaissance Technologies LLC	(16)	850,000	6.73%
800 Third Avenue New York, NY 10022
Royce & Associates, LLC	(17)	809,460	6.41%
1414 Avenue of the Americas New York, NY 10019

*	Less than 1%
Notes to Security Ownership of Certain Beneficial Owners and Management Table:

(1)	If not provided above, the address of listed shareholders is c/o Tollgrade Communications, Inc., 493 Nixon Road, Cheswick, Pennsylvania 15024.

(2)	Under regulations of the SEC, a person who has or shares voting or investment power with respect to a security is considered a beneficial owner of the security. Voting power is the power to vote or direct the voting of shares, and investment power is the power to dispose of or direct the disposition of shares. Unless otherwise indicated in the other footnotes below, each person has sole voting power and sole investment power as to all shares listed opposite his name. The inclusion of any shares of stock deemed to be beneficially owned does not constitute an admission of beneficial ownership of those shares.

(3)	In computing the percentage ownership of any person, the number of shares outstanding includes 12,626,795 shares of common stock outstanding as of March 31, 2010, plus any shares subject to outstanding stock options exercisable within 60 days after March 31, 2010, held by the applicable person or persons.

(4)	Includes options that were exercisable on or within 60 days of March 31, 2010 of such individual for the following number of shares: Ferrara (146,666), King (8,333), Shebek (11,667), Blakeney (11,667), Antol (31,000), Heibel (40,000), Hoffman (35,000), Kampmeinert (40,000), Kennedy (35,000).

(5)	Includes 3,334 restricted shares granted to Mr. Ferrara on October 18, 2007, which vest on October 18, 2010, and 30,000 restricted shares granted to Mr. Ferrara on March 30, 2010, which vest on March 30, 2013.

(6)	Includes 20,000 restricted shares granted to Mr. Bornak on March 26, 2010, which vest on March 26, 2013.

(7)	Includes 6,098 restricted shares granted to each of our non-employee directors on October 19, 2009, which vest on October 19, 2010.

(8)	Includes 32,246 shares held by the spouse of Dr. Heibel, as to which shares Dr. Heibel shares voting and dispositive power.

(9)	Includes 15,000 shares held by Janney Montgomery Scott LLC, of which Mr. Kampmeinert is Senior Advisor and former Chairman; voting and disposition of such shares are administered by senior management and Mr. Kampmeinert has no authority to direct the voting or disposition of such shares and disclaims beneficial ownership thereof.

(10)	Includes 50,000 restricted shares granted to Mr. Kennedy on March 23, 2010, which vest on March 23, 2011.

(11)	Includes 965,199 shares held by Ramius Value and Opportunity Master Fund Ltd., 794,514 shares held by Ramius Navigation Master Fund Ltd., and 335,244 shares held by Ramius Enterprise Master Fund Ltd., which Mr. Solomon may be deemed to beneficially own as described in Note 10, below. Mr. Solomon disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

(12)	Information taken solely from the Form 4 filed with the SEC on January 6, 2010 by Ramius LLC, Ramius Advisors LLC, RCG PB, Ltd, Ramius Value and Opportunity Master Fund Ltd, Ramius Enterprise Master Fund Ltd, RCG Starboard Advisors, LLC, Ramius Navigation Master Fund Ltd, C4S & Co L.L.C., Peter A. Cohen, Morgan B. Stark, Jeffrey M. Solomon, Thomas W. Strauss, Cowen Group, Inc. and RCG Holdings LLC (collectively the “Reporting Persons”).

Based on the matters reported in such filing, as of January 1, 2010:

Ramius Value and Opportunity Master Fund Ltd. (“Value and Opportunity Master Fund”) is the beneficial owner of 965,199 shares.

Ramius Navigation Master Fund Ltd (“Navigation Master Fund”) is the beneficial owner of 794,514 shares.

Ramius Enterprise Master Fund Ltd (“Enterprise Master Fund”) is the beneficial owner of 335,244 shares.

RCG PB Ltd. (“RCG PB”), as the sole shareholder of Navigation Master Fund, may be deemed to beneficially own the common stock beneficially owned by Navigation Master Fund.

RCG Starboard Advisors, LLC (“RCG Starboard Advisors”), as the investment manager of Value and Opportunity Master Fund, may be deemed to beneficially own the 965,199 shares owned by Value and Opportunity Master Fund.

Ramius Advisors, LLC (“Ramius Advisors”), as the investment advisor of Enterprise Master Fund and Navigation Master Fund, may be deemed to beneficially own the 335,244 shares owned by Enterprise Master Fund and the 794,514 shares owned by Navigation Master Fund.

Ramius LLC (“Ramius”), as the sole member of each of RCG Starboard Advisors and Ramius Advisors, may be deemed to beneficially own 2,094,957 shares, inclusive of the shares owned by Value and Opportunity Master Fund, Navigation Master Fund and Enterprise Master Fund.

Cowen Group, Inc. (“Cowen”), as the sole member of Ramius, may be deemed to beneficially own 2,094,957 shares, inclusive of the shares owned by Value and Opportunity Master Fund, Navigation Master Fund and Enterprise Master Fund.

RCG Holdings LLC (“RCG Holdings”), as a significant shareholder of Cowen, may be deemed to beneficially own 2,094,957 shares, inclusive of the shares owned by Value and Opportunity Master Fund, Navigation Master Fund and Enterprise Master Fund.

C4S & Co., L.L.C. (“C4S”), as the managing member of RCG Holdings, may be deemed the beneficial owner of 2,094,957 shares, inclusive of the shares owned by Value and Opportunity Master Fund, Navigation Master Fund and Enterprise Master Fund.

As the managing members of C4S, each of Messrs. Cohen, Stark, Strauss, and Solomon may be deemed the beneficial owner of 2,094,957 shares, inclusive of the shares owned by Value and Opportunity Master Fund, Navigation Master Fund and Enterprise Master Fund.

Each Reporting Person (other than Enterprise Master Fund, Value and Opportunity Master Fund and Navigation Master Fund) disclaims beneficial ownership of the shares reported herein except to the extent of his or its pecuniary interest therein.

(13)	Information taken solely from the Schedule 13D/A filed with the SEC on December 1, 2008 reflecting ownership of our common stock as of December 1, 2008. The filing reflects that Bradford Capital Partners, BCP Investment LLC, Stephen J. Lynch and Joseph L. Calihan have shared voting and dispositive power over 1,547,053 shares. No more recent filings were available as of March 31, 2010.

(14)	Information taken solely from the Schedule 13G filed with the SEC on February 8, 2010 by Dimensional Fund Advisors LP (“Dimensional Fund Advisors”) reflecting ownership of our common stock as of December 31, 2009. The filing reflects that Dimensional Fund Advisors has sole voting power over 1,098,813 shares and sole dispositive power over 1,114,938 shares. The filing indicates that Dimensional Fund Advisors is an investment advisor that furnishes investment advice to four investment companies and serves as investment manager to certain other commingled group trusts and separate accounts, which own the shares of our common stock. Dimensional Fund Advisors has investment and/or voting power over these shares and may be deemed the beneficial owner. Dimensional Fund Advisors disclaims beneficial ownership of all such securities.

(15)	Information taken solely from the Schedule 13G/A filed with the SEC on February 16, 2010 reflecting ownership of our common stock as of December 31, 2009. The Schedule 13G/A indicates that it was filed pursuant to a joint filing agreement between Roumell Asset Management, LLC (“RAM”) and James C. Roumell. The filing reflects that RAM is the beneficial owner of 899,268 shares, having shared voting and sole dispositive power over the shares, and that Mr. Roumell, as the President of RAM and holder of a controlling percentage of RAM’s outstanding securities, may be deemed the beneficial owner of the shares held by RAM. The filing indicates that Mr. Roumell is the beneficial owner of 903,018 shares of our common stock, inclusive of the shares owned by RAM, holding sole voting and dispositive power over 3,750 shares and shared voting power and sole dispositive power over the 899,268 shares held by RAM. The filing indicates that Mr. Roumell disclaims any deemed beneficial ownership in securities held by RAM, except to the extent of his pecuniary interest therein.

(16)	Information taken solely from the Schedule 13G/A filed with the SEC on February 12, 2010 reflecting ownership of our common stock as of December 31, 2009. The Schedule 13G/A indicates that it was filed pursuant to a joint filing agreement between Renaissance Technologies LLC (“RTC”) and James H. Simons. The filing reflects that each of RTC and Dr. Simons, as a control person of RTC, beneficially owns and has sole voting and dispositive power over 850,000 shares of our common stock.

(17)	Information taken solely from the Schedule 13G/A filed with the SEC on January 26, 2010 reflecting ownership of our common stock as of December 31, 2009. The filing reflects that Royce & Associates, LLC has sole voting and dispositive power over 809,460 shares.
Section 16(a) Beneficial Ownership Reporting Compliance
     Section 16(a) of the Exchange Act requires our directors and officers, and persons who own more than ten percent of our common stock (collectively, the “Section 16 Persons”) to file with the SEC and Nasdaq initial reports of ownership and reports of changes in ownership of our common stock. Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) reports that they file. Based solely upon our review of the copies of such forms we have received, or written representations from certain Section 16 Persons that no Section 16(a) reports were required for such persons, we believe that for our year ended December 31, 2009, the Section 16 Persons complied with all Section 16(a) filing requirements applicable to them.
Stock Ownership Limitations and Restrictions
     In October 2009, our Board of Directors established guidelines for ownership of our stock by non-employee directors. Per the Board-approved guidelines, non-employee directors should endeavor to acquire and maintain stock ownership valued at three times the annual cash retainer paid to non-employee directors. The guidelines allow five years from adoption for directors to achieve the targeted stock ownership. We do not have security ownership requirements for members of senior or executive management, or guidelines that specify any applicable amounts and forms of ownership.
     We have policies regarding hedging the economic risk of common stock ownership. Specifically, those employees and directors that are subject to our Insider Trading Policy may not engage in any short-term or speculative transactions involving our common stock. In addition, our directors and Section 16 officers may not purchase and sell, or sell and purchase, our common stock within any six month period, make any short sales of our common stock, purchase or sell any puts or calls with respect to our common stock on any exchange or other organized market, enter into hedging or monetized transactions with respect to our common stock, such as zero-cost collars or forward sale contracts, unless the proposed transaction has been pre-cleared by our General Counsel, or hold our securities in a margin account or pledge our securities as collateral for a loan (unless the financial capacity to repay a secured loan without resort to the pledged securities can be clearly demonstrated).

REPORT OF THE AUDIT COMMITTEE
     The Company’s management is responsible for internal control over financial reporting and compliance with laws and regulations and ethical business standards. The independent registered public accounting firm is responsible for expressing opinions on the Company’s financial statements and on the Company’s internal control over financial reporting based on its integrated audits. The Committee is charged with the duty to monitor and oversee these processes.
     The Committee met with both management and our independent registered public accounting firm for the year ended December 31, 2009, PricewaterhouseCoopers LLP (“PwC”), to review and discuss our 2009 year-end financial statements prior to their issuance and to discuss significant accounting issues. Management advised the Committee that the financial statements were prepared in accordance with generally accepted accounting principles and that the Company’s internal control over financial reporting as of December 31, 2009 was effective. The Committee’s review included discussion with PwC of matters that are required to be discussed pursuant to Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, as adopted by the Public Company Accounting Oversight Board in Rule 3200T).
     The Committee received the written disclosures and the letter from PwC regarding applicable requirements of the Public Company Accounting Oversight Board regarding PwC’s communications with the Audit Committee concerning independence, and discussed with PwC matters relating to PwC’s independence. PwC informed the Committee that it was independent with respect to Tollgrade within the regulations promulgated by the SEC and the requirements of the Independence Standards Board. The Committee also considered whether the non-audit services provided by PwC could have impaired its independence and concluded that the provision of such services had not impaired PwC’s independence.
     On the basis of these reviews and discussions, the Committee recommended to the Board of Directors that the Board approve the inclusion of Tollgrade’s audited consolidated financial statements in Tollgrade’s Annual Report on Form 10-K for the year ended December 31, 2009, for filing with the SEC.
Members of the Audit Committee:
Charles E. Hoffman, Chairman
Scott C. Chandler
Edward B. Meyercord, III

PROPOSAL NO. 2
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     The Audit Committee of the Board of Directors has selected Deloitte & Touche LLP (“Deloitte”) to serve as our independent registered public accounting firm for the year ending December 31, 2010.
     Consistent with its charter responsibilities, beginning in 2009, the Audit Committee initiated a process to select our independent registered public accounting firm for 2010. This process included consideration of major auditing firms in addition to PricewaterhouseCoopers LLP (“PwC”), which is the firm that the Audit Committee engaged to act as our independent registered public accounting firm for 2009.
     After an extensive review process, on March 15, 2010, the Audit Committee appointed Deloitte to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2010. Following the Audit Committee’s appointment, your Board unanimously recommended that our shareholders vote to ratify the Audit Committee’s selection of Deloitte as our independent registered public accounting firm for 2010.
     On March 11, 2010, the Audit Committee dismissed PwC as the Company’s independent registered public accounting firm. During the years ended December 31, 2009 and 2008, and through March 11, 2010, there were no (a) disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to PwC’s satisfaction, would have caused PwC to make reference to the subject matter thereof in connection with its reports on our financial statements for such years, or (b) reportable events, as described under Item 304(a)(1)(v) of Regulation S-K. The reports of PwC on the Company’s consolidated financial statements as of and for the years ended December 31, 2009 and 2008 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principle. In addition, during the years ended December 31, 2009 and 2008 and through March 11, 2010, the Company did not consult with Deloitte regarding any of the matters or events set forth in Item 304(a)(2)(i) or (ii) of Regulation S-K.
     It is anticipated that representatives of Deloitte will be present at the Annual Meeting and available to respond to appropriate questions from our shareholders. We do not anticipate that representatives of PwC will be present at the Annual Meeting.
     The following are the fees and expenses of PwC for services rendered for the years ended December 31, 2008 and 2009:

Applicable Fees	Year ended December 31, 2008	Year ended December 31, 2009

Audit Fees	$722,480	$598,585

Audit-Related Fees	0	57,800

Tax Fees	38,686	13,998

All Other Fees	0	207,000

Total PwC Fees	$761,166	$877,383

     “Audit Fees” consisted of fees and expenses for professional services rendered by PwC for the audits of our annual consolidated financial statements and internal control over financial reporting for the years ended December 31, 2008 and 2009, and the reviews of the unaudited condensed consolidated financial statements included in our quarterly reports on Form 10-Q during the years ended December 31, 2008 and 2009 and other services normally provided in connection with regulatory filings.
     “Audit-Related Fees” consisted of fees and expenses for audit-related services rendered by PwC for the year ended December 31, 2009 in connection with our acquisition of certain assets in connection with a managed services contract in April 2009, and our disposition of the assets related to our cable product line in May 2009.
     “Tax Fees” consisted of fees and expenses for professional services rendered to us by PwC for tax compliance, tax advice and tax planning for the years ended December 31, 2008 and 2009.
     “All Other Fees” consisted of fees and expenses associated with due diligence efforts related to a potential transaction that we ultimately determined not to pursue.
     Since May 2003, the Audit Committee has required that all non-audit services to be performed by outside independent registered public accounting firms be approved in advance by the Audit Committee, and in October 2003, the Audit Committee Charter was amended to that effect. All audit and non-audit services provided by PwC in 2008 and 2009 were approved in advance by the Audit Committee, and no fees were paid in 2008 or 2009 under a de minimus exception that waives pre-approval for certain non-audit services.
Vote Required and Board of Directors Recommendation
     The affirmative vote of a majority of the votes cast at the Annual Meeting, at which a quorum is present either in person or by proxy, is required for approval of this proposal. Unless otherwise instructed, the persons named in the accompanying proxy will vote “FOR” the ratification of the appointment of Deloitte as our independent registered public accounting firm for the year ending December 31, 2010.
     In the event ratification by the holders of the appointment of Deloitte as our independent registered public accounting firm is not obtained, the Audit Committee of the Board will reconsider such appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee feels that such change would be in Tollgrade’s and the shareholder’s best interests.
The Board of Directors unanimously recommends a vote “FOR” ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending
December 31, 2010

COMPENSATION COMMITTEE REPORT
     The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included herein with management. Based on our review and discussions with management, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement relating to the annual meeting of shareholders in 2010.
Members of the Compensation Committee:
Charles E. Hoffman, Chairman
Edward H. Kennedy
Jeffrey M. Solomon
COMPENSATION OF EXECUTIVE OFFICERS
COMPENSATION DISCUSSION AND ANALYSIS
Overview
     The Compensation Committee of the Board of Directors establishes and regularly reviews our compensation philosophy, strategy and objectives, and oversees the compensation programs in place for our executive management. This Compensation Discussion and Analysis describes our compensation programs during 2009, and provides updates for 2010, for those executive officers and former executive officers identified in the summary compensation table, below. In particular, our “named executive officers” include (i) Joseph A. Ferrara, our Chief Executive Officer and President, (ii) Michael D. Bornak, our Chief Financial Officer and Treasurer, and (iii) our three most highly compensated executive officers other than our CEO and CFO who were serving as of the end of our last completed fiscal year, namely, David L. Blakeney, our VP, Research and Development, Robert H. King, our VP, Global Sales and Services, and Kenneth J. Shebek, our VP, Operations. In addition, disclosure is being provided for Gary W. Bogatay, Jr., our former Chief Financial Officer, whose employment terminated during 2009, and for Sara M. Antol, our former General Counsel, for whom disclosure would otherwise have been provided but for the fact that she was not serving as an executive officer as of the end of our last completed fiscal year.
Compensation Objectives and Philosophy
     Our compensation for named executive officers is generally designed to attract and retain executive officers of outstanding ability, to motivate the Company’s executive management to achieve the Company’s business objectives and to align the interests of the Company’s executive management with the long-term interests of our shareholders.
Setting Executive Compensation
     Pursuant to its charter, the Compensation Committee is responsible for reviewing our executive compensation programs to ensure that they are consistent with our compensation objectives and philosophy, to review trends in management compensation, to oversee the development of new compensation plans and, when necessary, to approve the revision of existing plans. In addition, the Compensation Committee is responsible for reviewing the performance and approving the annual compensation, including salary, incentive bonus, and equity compensation, for executive officers. To help achieve the goal of motivating executive management to achieve our business objectives, and in order to establish a meaningful link between compensation and achievement of corporate performance, the Compensation Committee establishes the executive compensation program for the upcoming fiscal year at the same time as our overall operating plan is set.
     To assist the Compensation Committee in its annual review of executive compensation, the Company’s senior management prepares a tally sheet for each of our named executive officers for review by the Committee. Each tally sheet lists all elements of the executive’s compensation, including possible payouts in connection with a termination of employment, whether in connection with a change-in-control or otherwise. These tally sheets allow the Compensation Committee to consider the entire compensation package of each executive prior to making further compensation decisions.
Use of Compensation Consultants and Peer Group Company Data
     The Compensation Committee has used third party compensation consultants from time to time as a resource to assist the Committee in discharging its responsibilities. In recent years, the Compensation Committee has engaged the services of Towers Watson (or its predecessor Towers Perrin) (“Towers”).
     In August and December 2008, at the direction of the Compensation Committee, management asked Towers to review our program for providing change in control benefits to members of senior management, including the program’s eligibility factors, and the terms of the benefits provided. Both management and the Committee sought to evaluate and redefine the program to reduce costs and to more closely align with then-current market practices. Towers based its analysis on its experience and understanding of the market, rather than on specific benefit programs provided by peer group or other competitor companies.
     In late 2008, at the direction of the Compensation Committee and in preparation for setting 2009 executive compensation, our management engaged Towers to complete a comprehensive review of our compensation practices. In connection with this review, Towers benchmarked a total of twenty-four positions within the Company, including the positions held by our current named executive officers, analyzing compensation elements including base salary, bonus compensation, and long-term incentives, and reported this data to the Compensation Committee (the “2008 Compensation Report”). To benchmark each position, Towers used a blend of the then most recently available compensation surveys from Towers and from third party consultants, Mercer and Watson Wyatt, and compared each element of compensation provided by Tollgrade for each of the twenty-four positions against the market survey data for the same or similar positions. The survey data for appropriate positions was sized based on our then projected revenues for 2008. The 2008 Compensation Report was used by the Compensation Committee in defining and outlining our 2009 executive compensation programs.
     More recently, in October 2009, Towers assisted the Compensation Committee in identifying an appropriate peer group for benchmarking executive compensation in order to assist the Committee in making executive compensation decisions for 2010. Ultimately, the Committee selected the following twenty companies, which were found to be comparable to the Company in both size and industry: Westell Technologies Inc., Acme Packet Inc., Zhone Technologies Inc., LeCroy Corp., Communications Systems Inc., Echelon Corp., Comverge Inc., Network Equipment Technologies Inc., Optical Cable Corp., Sunrise Telecom Inc., Numerex Corp., Frequency Electronics Inc., Telular Corp., ADDvantage Technologies Group Inc., Micronetics Inc., Alliance Fiber Optic Products Inc., Aware Inc., MOCON Inc., Image Sensing Systems Inc., and CyberOptics Corp. Following identification of the peer group, Towers gathered market data about the base salaries, bonuses and equity compensation provided by these companies, presenting data at the 25th and 75th percentiles, and at the median. The Compensation Committee believes that this data is a helpful reference point in assessing the competitiveness of executive officer compensation, and this data is among the factors considered by the Committee in establishing executive compensation, consistent with our overall compensation philosophy. In January 2010, at the request of the Compensation Committee, Towers benchmarked the compensation of our current named executive officers against this peer group (the “2010 Compensation Report”).

     In each of the above-described instances, Towers was engaged by management at the direction of the Compensation Committee. In addition to the services described above, Towers also provided certain actuarial services for the Company during 2009, for which we paid less than $120,000 in fees.
Tax Considerations
     Section 162(m) of Internal Revenue Code (the “Code”) disallows any federal income tax deductions for a company for compensation paid to its named executive officers in excess of $1 million each in any taxable year, with certain exceptions, including for compensation paid pursuant to shareholder-approved, performance-based compensation plans. Our 2006 Long-Term Incentive Compensation Plan, as amended and restated (our “Equity Compensation Plan”) is structured to permit grants of stock options and certain other awards to be eligible for this performance-based exception. As such, compensation expense upon exercise of the options or receipt and/or vesting of the awards is deductible by the Company. Bonus payments made under our Management Incentive Compensation Plan (“MICP”) are not eligible for the performance-based exception, since the MICP has not been approved by our shareholders. The Compensation Committee intends to continue to take whatever actions are necessary to minimize our non-deductible compensation expense, while at the same time maintaining flexibility in determining our executive compensation. Currently, none of the named executive officers’ overall compensation approaches levels that would affect our non-deductible compensation expense.
     We generally consider and seek to minimize the impact of Section 409A of the Code and the regulations promulgated under Section 409A. Under Section 409A, unless a “nonqualified deferred compensation plan” complies with rules relating to the timing of deferrals and distributions, all deferred amounts become immediately taxable and there is an additional 20% penalty tax, to the extent the compensation is not subject to a “substantial risk of forfeiture” and has not previously been included in gross income. Our bonus and equity compensation plans (including the MICP and our Equity Compensation Plan) were each amended in December 2007 to exclude them from the effects of Section 409A of the Code, and our subsequently executed agreements with executives were drafted to minimize the impact of Section 409A of the Code.
Components of Named Executive Officer Compensation
     Our compensation program for executives principally consists of the following elements: base salary, incentive bonus program (or a commission program, in the case of our top sales executive), long-term equity compensation, traditionally provided in the form of stock options or restricted stock, executive level severance benefits, an additional long-term disability policy, and benefits generally available to all employees. In addition, certain of our executives have change in control benefits. Each component of compensation is evaluated by the Compensation Committee based on the factors described below.
Base Salary
     A fixed base salary is paid to executive officers, including the named executive officers, at a level designed to enable us to attract, motivate and retain qualified executives. Base salaries for our named executive officers are determined on the basis of the following factors: scope of responsibilities, experience, skill level, personal performance, and competitiveness, which is assessed based on market data provided by our third party compensation consultants. No particular weight is assigned to any one factor, as the Committee will consider these factors as a whole in reviewing and setting executive compensation as it deems appropriate and necessary to support our overall business objectives. Base salaries of named executive officers generally are considered by the Compensation Committee annually as part of our performance review process, as well as in connection with a promotion or other change of position or level of responsibility and in connection with hiring. Any increases in the salaries of our named executive officers other than the CEO are recommended by the CEO to the Compensation Committee. Any increases to the base salaries of the named executive officers are based on a review and assessment of the individual’s performance (conducted by the CEO for all other named executive officers, and by the independent directors of the Board for the CEO), Company performance and affordability, and on competitive market factors. None of our named executive officers received merit or other pay increases during 2009, and consistent with the recommendations of management, the Compensation Committee has determined not to make any increases to named executive officer base salaries in 2010.
Base Salaries of Named Executive Officers (other than the CEO)
     In January 2009, consistent with our annual practice, our CEO reviewed the base salaries of his direct reports and each other individual that had been identified as a named executive officer in our prior year proxy statement. Included in this review were the base salaries of all of our current named executive officers, other than Mr. Bornak, who did not become employed by the Company until November 2009. The base salaries of all of our current named executive officers who were then in the Company’s employ were also reviewed as part of the 2008 Compensation Report. The 2008 Compensation Report indicated that the base salaries of those named executive officers were in the competitive range (falling within 10% of the market median for the position). In light of these findings, as well as general economic conditions, our CEO recommended against any salary increases for the named executive officers in January 2009, and the Compensation Committee agreed with this recommendation. In connection with Mr. Bornak being hired as our CFO in November 2009, our CEO made a salary recommendation to the Compensation Committee based on salary compensation data taken from the 2008 Compensation Report, which had been aged to reflect then-current market data. The Compensation Committee approved the recommendation of the CEO in setting Mr. Bornak’s base salary. In making compensation decisions for 2010, the Compensation Committee considered the 2010 Compensation Report prepared by Towers, and found base salaries to be appropriate in light of competitive and general economic conditions, as well as in context of total executive compensation. The Committee determined on that basis, consistent with management’s recommendation, not to provide for any increases to named executive officers’ base salaries for 2010.
CEO Base Salary
     Mr. Ferrara’s base salary was set by recommendation of the Compensation Committee and approval of the Board of Directors at the time of his appointment in November 2007. Mr. Ferrara’s salary was set at an amount considered to be consistent with the base salary of the former chief executive officer until the terms of an employment agreement were to be finalized. In April 2008, the Company entered into an employment agreement with Mr. Ferrara, which maintained the annual salary established in November 2007, subject to increases or decreases from time to time as determined by the Compensation Committee, based on an assessment of Mr. Ferrara’s performance as determined by our independent directors. Mr. Ferrara’s agreement provides for mandatory annual increases based on the average percentage increase in base salary, if any, of our executive council (as defined in Mr. Ferrara’s agreement) for the prior two full calendar years. Mr. Ferrara declined to be considered for any increase in salary for the 2009 and 2010 calendar years in connection with management’s overall recommendation that there be no merit-based salary adjustments in either year.
Bonus and Non-Equity Incentive Plan Compensation
     The Company has in place a Management Incentive Compensation Plan (the “MICP”), which provides for the payment of cash incentive compensation bonuses to participants in the plan for achievement of performance criteria. The Compensation Committee is charged with administering the MICP and for establishing the performance criteria applicable to each award year. Performance criteria are generally established for each award year at the same time that the Company’s operating plan for the year is set, which the Compensation Committee believes is helpful in establishing a meaningful link between compensation and achievement of the Company’s performance objectives. In addition, as the administrator of the MICP, the Compensation Committee is permitted to grant bonuses under the plan from time to time in its sole discretion based on such criteria as it determines. The stated objectives of the MICP are as follows:

•	to increase profitability and growth in a manner that is consistent with the goals of the Company, its shareholders and its employees;

•	to provide the potential for executive compensation that is competitive with other similarly situated technology companies in our peer group;

•	to attract and retain personnel of outstanding ability and encourage excellence in the performance of individual responsibilities;

•	to motivate and reward those members of management who contribute to our success; and

•	to allow the Compensation Committee flexibility to administer the MICP to reflect the changing organizational goals and objectives of the Company.
     With the exception of Mr. King, who as the executive leader of our sales team participates in a separate, commission-based program, each of our named executive officers was a participant in the MICP during 2009. Of the named executive officers who participated in the MICP during 2009, those who remain in the Company’s employ are also participants for the 2010 award year.
Bonus Payments for 2009 Award Year
     Although the Compensation Committee will generally establish financial performance criteria for the achievement of bonus awards under the MICP at or near the start of an award year, the Compensation Committee did not establish criteria for the 2009 award year. In its review of the Company’s 2009 performance, the Compensation Committee determined in January 2010 to approve the payment of discretionary bonuses to participants under the MICP for the 2009 award year. In considering the award of discretionary bonuses for the 2009 award year, the Compensation Committee reviewed our Company-wide and departmental accomplishments achieved during 2009, which included initiatives and changes believed to be positive, leading indicators of future Company performance. The Committee also considered informal feedback provided by Towers, which indicated that such rationale was generally found in the marketplace to support the payment of discretionary bonuses. Bonuses under this discretionary program were paid to those of our named executive officers who were both participants for 2009 and who remained in the Company’s employ at the time of the payment of the award. The target amount of cash bonus to be paid to each of our named executive officers participating in the MICP is generally based on a percentage of the executive’s salary, namely 45% for Mr. Ferrara, 35% for Mr. Bornak, and 25% for each of Mr. Blakeney and Mr. Shebek. For the 2009 discretionary bonus program, the Compensation Committee applied these percentages and awarded to our participating named executive officers cash bonuses equal to 60% of these target amounts. Mr. Bornak’s bonus payment was prorated for the period of time during 2009 that he was engaged as our interim CFO and was subsequently employed as our CFO and Treasurer. Actual amounts paid to our named executive officers under the 2009 discretionary bonus program were $94,500 for Mr. Ferrara, $17,500 for Mr. Bornak, and $30,003 for each of Mr. Blakeney and Mr. Shebek. Ms. Antol and Mr. Bogatay were not eligible to receive bonuses under the bonus program for the 2009 award year because they were not employed by the Company at the time of payment.
Non-Equity Incentive Compensation Program Established for 2010 Award Year
     In February 2010, the Compensation Committee approved the performance criteria and participation percentages for participants in the MICP to be applied for the 2010 award year (the “2010 Bonus Plan”). For each of our named executive officers entitled to participate in the 2010 Bonus Plan, the target cash bonus amount (the “Target Bonus Amount”) will be calculated based on a percentage of their respective base salaries (the “participation percentage”). The participation percentage for our Chief Executive Officer is 45%, the participation percentage for our Chief Financial Officer is 35%, and the participation percentages for each of our other named executive officers entitled to participate in the 2010 Bonus Plan is 25%. In establishing the participation percentages for our named executive officers, the Compensation Committee considered the benchmark data included in the 2010 Compensation Report, as well as the total compensation of each named executive officer.
     The payment of bonuses, and the amount of any bonuses paid, under the 2010 Bonus Plan will be subject to the satisfaction of performance thresholds associated with Adjusted EBITDA (defined as earnings before interest, taxes, depreciation and amortization, adjusted to exclude the effects of any proposed or completed merger and acquisition activities, and any severance or restructuring charges), revenue, and individual performance objectives for 2010 (“Performance Thresholds”). The 2010 Bonus Plan identifies three levels of Performance Thresholds for each of Adjusted EBITDA and revenue, with the medium threshold representing performance consistent with the Company’s operating plan for 2010.
     Seventy percent (70%) of the bonus amount paid to each participant will be subject to satisfaction of the thresholds established for Adjusted EBITDA, ten percent (10%) of the bonus amount paid will be subject to satisfaction of the thresholds established for revenue, and the remaining twenty percent (20%) of the bonus amount paid will be subject to satisfaction of individual performance objectives consistent with the Company’s strategic objectives. The Committee established these performance measures and assigned these allocation percentages consistent with our objectives of restoring the Company to profitability during 2010 and driving revenue through new product success and near term opportunities, and to incentivize those in the best position to affect our overall performance to meet their individual objectives, which are linked to initiatives that we believe will position the Company for both near-term and long-term success. The individual performance objectives for our CEO have been established by our Board of Directors and for each other named executive officer participating in the 2010 Plan have been established by our CEO. In any event, no bonuses will be paid unless at least the lowest Performance Threshold for Adjusted EBITDA is met.
     Amounts paid under the 2010 Bonus Plan will be scaled based on actual Company performance, as provided below. In particular, for achievement of the low thresholds, participants will receive 50% of the applicable Target Bonus Amount. For achievement of the medium (operating plan) Performance Thresholds, our named executive officers will earn only 60% of the Target Bonus Amount for achievement of the medium (operating plan) thresholds, while non-executive participants will be paid 100% of the Target Bonus Amount. On the other hand, for achievement of the high Performance Thresholds, executive officers will earn 200% of Target Bonus Amounts. This scale was determined by the Compensation Committee in order to closely align executive compensation with Company performance, and to meaningfully incentivize executive management to exceed the Company’s operating plan.
     The table below provides the participation percentages of those of our named executive officers who remain employed by the Company and are entitled to participate in the 2010 Bonus Plan, and the amounts that each of them would be entitled to receive under the 2010 Bonus Plan under each of three scenarios which assume that (I) the low threshold is met for both Adjusted EBITDA and revenue, (II) the medium threshold is met for both Adjusted EBITDA and revenue and (III) the high threshold is met for both Adjusted EBITDA and revenue, and that in each case individual performance objectives are fully satisfied.

				(I) Low	(II) Medium
	Salary Percentage			Threshold	Threshold	(III) High Threshold
	for computing			Bonus Amounts	Bonus Amounts	Bonus Amounts
Name	Target Bonus Amount	2010 Salary	Target Bonus Amount	Achieved	Achieved	Achieved
Joseph A. Ferrara	45%	$350,000	$157,500	$78,750	$94,500	$315,000
Michael D. Bornak	35%	$250,000	$87,500	$43,750	$52,500	$175,000
David L. Blakeney	25%	$200,018	$50,005	$25,003	$30,003	$100,010
Kenneth J. Shebek	25%	$200,018	$50,005	$25,003	$30,003	$100,010

Commission and Strategic Incentive Plan for VP, Global Sales and Services
     As the executive leader of our worldwide sales organization, Mr. King participated in a commission and strategic incentive program during 2009 pursuant to which he was eligible to earn up to $45,000 for satisfaction of strategic initiatives which were established by our CEO and approved by our Compensation Committee consistent with our strategic objectives. In addition, under this program Mr. King was eligible to receive commission of up to $45,000 for achievement of specified revenue plans. The actual amount paid to Mr. King under this program for 2009 was $74,348.
Equity Compensation
     A key component of our named executive officers’ compensation is paid in the form of equity. Equity compensation is designed to link the interests of the named executive officer to our long-term performance and is awarded pursuant to the terms of our Equity Compensation Plan. The traditional form of equity compensation granted has been non-qualified stock options and in more limited instances, restricted shares. The Compensation Committee considers a number of factors when awarding equity grants to named executive officers, which include advice of outside consultants with respect to market practices and other factors, management input (except as to the recipient’s own grants), individual recipient’s overall compensation, individual job performance data, corporate performance data, and accounting and tax implications, including the expense of the grant.
     Awards are typically granted, if at all, at a regularly scheduled meeting of the Compensation Committee. Any grants to new hires or in connection with promotions are intended to be made at the next regularly scheduled Compensation Committee meeting. The grant date will be the same date as the Compensation Committee’s approval date.
Stock Options
     Stock option awarded to executives give them the right to purchase a specific number of shares of our common stock at future dates, at a price established on the date the award is granted (under our Equity Compensation Plan, the fair market value of a share on the date of grant). Executives can exercise this right as the options vest, or become exercisable, during the life of the option (generally ten years). The ultimate value of stock options awarded to our executives will depend on the Company’s stock performance over time. As such, the Committee believes that stock options help to create a link between the individual interests of our executives and the interests of our shareholders. In addition, because options granted to executives vest over time, the Committee believes that stock option awards help to promote executive retention. Prior to 2007, stock options granted to executives typically vested over a two year period. Beginning in 2007, it has been the practice of the Compensation Committee to grant options which vest over a three-year period, with one-third of the award granting on each of the first, second, and third anniversaries of the date of grant.
Restricted Shares
     Restricted shares awarded to executives give the executives the right to receive a specific number of shares of our common stock, subject to time-based restrictions, performance conditions, or both, which are established at the time of the grant. Under our Equity Compensation Plan, restricted shares which are not subject to the satisfaction of performance conditions must be subject to a restricted period (i.e., a period during which the shares could not be sold or transferred) of at least three years, and those subject to performance conditions must be subject to at least a one-year restricted period. Like stock options, the value of restricted shares will be driven by our stock performance, and, as such, these awards help to align the interests of our executives with those of our shareholders.
Size of Equity Grants
     The size of equity awards to executive officers is determined based on consideration of a variety of factors, including the competitive analysis and advice provided by outside consultants, the role of the executive, and the Compensation Committee’s view of the executive’s ability to impact our financial results and drive shareholder value. In addition, the size of grants which are made in connection with an executive’s joining the Company are based on historical awards granted to executives in comparable roles, the size of award necessary to attract qualified candidates, and individual negotiations.
2009 Equity Awards
     In January 2009, in an effort to align the interests of our senior management with the long-term interests of our shareholders, as well as to align their compensation with the success of our business and strategy, our CEO recommended, and the Compensation Committee approved, grants of stock options to members of senior management, including those of our current named executive officers who were in the Company’s employ at that time. The number of options granted was determined based on market comparisons and recommendations reflected in the 2008 Compensation Report and the duration of time the executive had been with the Company, coupled with the fact that annual equity grants had not consistently been made in prior years. Specifically, Mr. Ferrara received an option for 140,000 shares, Mr. King received an option for 25,000 shares, and Ms. Antol received an option for 35,000 shares. Mr. Shebek, Mr. Blakeney and Mr. Bogatay were not included in the January 2009 equity award program, as each received option awards at the time that they joined the Company in October 2008. The stock options granted vest over a three-year period, with one-third vesting on each anniversary of the date of grant. In the case of Ms. Antol and Mr. Bogatay, each of whom left the Company during 2009, the portion of their option awards which had not yet vested at the time of termination were forfeited.
     From time to time, stock options are awarded in connection with the promotion and hiring of employees to serve in senior management and executive positions within the Company. Following Mr. King’s February 2009 promotion to the position of Vice President, Global Sales and Marketing, the Compensation Committee granted to Mr. King an option for 10,000 shares of our common stock. In connection with our hiring of Mr. Bornak as our new CFO in November 2009, the Compensation Committee granted an option for 50,000 shares of our common stock. The options vest over three years, with one-third of the award vesting on each anniversary of the date of grant.
2010 Equity Awards
     In March 2010, the Compensation Committee awarded 30,000 shares of restricted stock to Mr. Ferrara and 20,000 shares of restricted stock to Mr. Bornak, in each case subject to a three year period of restriction. The Committee granted these awards consistent with the objective of linking the interests of executive management with those of our shareholders and to align their compensation with the successful execution of our strategy, particularly in view of the critical roles that each of Mr. Ferrara, as CEO, and Mr. Bornak, as CFO, will play in establishing and executing our strategic priorities and objectives.

Post-Employment Compensation
Change in Control and Severance Agreements
     The Compensation Committee believes that properly structured change in control benefits further the best interests of our shareholders in that they serve to minimize the distraction caused by a potential transaction and reduce the risk that key executives will leave the Company before a transaction deemed to be in the best interests of our shareholders is completed. In structuring a change in control benefit program, the Committee will weigh the benefits to the Company of granting such benefits against the potential costs to the Company of the program. In certain cases, the Compensation Committee may award enhanced severance benefits to our executives.
     From August 2008 through March 2009, at the recommendation of our CEO, the Compensation Committee evaluated the executive change in control and severance policies and practices then in effect. In connection with this review, the Compensation Committee considered the following factors: market data furnished by Towers in August and December 2008, the number of employees that were parties to existing change in control agreements and the terms of such agreements, the extent to which the terms were consistent with the published requirements of the Corporate Governance Policies and Guidelines issued by RiskMetrics Group ISS, a proxy advisory firm for many institutional investors, our ongoing business and executive needs, and the overall cost of the program.
     As a result of its review, the Compensation Committee determined that the number of change in control agreements in effect at that time was not consistent with current market practices and was not necessary for our ongoing business and executive needs. Accordingly, the Committee determined at that time to limit change in control agreements to our CEO, CFO and General Counsel, and to allow the change in control agreements with other employees to expire in accordance with their terms or, in certain other cases, to negotiate the termination of these agreements prior to their expiration and transition these persons to other forms of severance and other compensation.
     Working with Towers, the Compensation Committee developed a three-tiered approach to executive severance and change in control, with the first tier including the employment agreement with our CEO, which includes provisions relative to change in control and severance, and was negotiated in connection with Mr. Ferrara’s promotion to the office in 2007, the second tier including agreements for our CFO and General Counsel, which would include provisions for change in control and severance, and a third tier for five other executive officers, including our remaining named executive officers, which would contain executive-level severance provisions. The purpose of this tiered approach was to align our executive severance and change in control benefits more closely with market practice and to control the cost of such benefits. The Compensation Committee approved this three-tiered approach and strategy at a meeting held in January 2009. More recently, in February 2010, the Compensation Committee revisited its determination to extend change in control benefits to our CFO and General Counsel, given that we had experienced changes in the individuals serving in each of those positions in late 2009. The Committee determined to again extend change in control benefits to our CFO and General Counsel upon substantially the same terms as had been extended to those formerly serving in these roles.
     Descriptions of the terms of the Mr. Ferrara’s employment agreement, the change in control and severance agreements executed between the Company and Mr. Bornak, our CFO, and each of Mr. Bogatay, our former CFO, and Ms. Antol, our former General Counsel, and the severance agreements with our other named executive officers are described in detail under the heading “Employment Agreement, Separation of Employment and Change-in-Control Agreements.”

Consulting Agreement with our Former General Counsel
     Our former General Counsel, Ms. Antol, left the Company’s employ in November 2009, but in order to help facilitate the transition of her responsibilities, Ms. Antol provided consulting services to the Company during November and December 2009. In exchange for her performance of these consulting services, Ms. Antol was paid approximately $15,000 in consulting fees.
Perquisites and Other Benefits
     The Company provides to each of our named executive officers a long-term disability policy, and a related tax-gross up payment associated with the Company-paid premiums on the policy. The Compensation Committee believes that this benefit is desirable in order to assist in attracting and retaining high-quality executive officers. Mr. Ferrara is entitled to receive this benefit pursuant to the terms of his employment agreement. Each of our named executive officers received this benefit during the period of their employment by the Company during 2009, except for Mr. Bornak and Mr. Blakeney, each of whom began to receive this benefit in February 2010. In addition, Mr. Bogatay continued to receive this benefit following his employment and throughout the remainder of 2009.
     During 2009, the named executive officers did not receive any other perquisites or other benefits that are not generally available to all employees. Tollgrade does not maintain a deferred compensation or pension plan for its named executive officers other than the 401(k) plan offered to all employees and does not provide any contributions to the 401(k) on behalf of any named executive officers.

Summary Compensation Table
     The table below sets forth certain information regarding compensation of our (i) CEO, (ii) our CFO, and our former CFO who also served in that capacity during 2009, (iii) our three most highly compensated executive officers other than our CEO and CFO who were serving as of the end of our last completed fiscal year, and (iv) another former executive whose compensation would have been reported pursuant to the foregoing clause (iii), but for the fact that she was no longer employed by the Company as of December 31, 2009.

				Stock	Option	Non-Equity Incentive	All Other
				Awards	Awards	Plan Compensation	Compensation
Name/Principal Position	Year	Salary ($)	Bonus ($)	($)(1)	($)(1)	($)	($)	Total ($)
Joseph A. Ferrara	2009	351,346	(2) 94,500	—	(3) 354,564	—	(4) 2,680	803,090
President and CEO	2008	350,000	—	—	—	—	(4) 2,633	352,633
	2007	(5) 116,154	—	(6) 98,600	538,905	—	(4) 712	754,371

Michael D. Bornak	2009	(7) 91,546	(2) 17,500	—	(3) 141,975	—	—	251,021
CFO and Treasurer

Gary W. Bogatay, Jr.	2009	(8) 141,417	—	—	—	—	(4)(9) 31,766	173,183
Former CFO and Treasurer	2008	(8) 38,869	—	—	75,735	—	—	114,604

Robert H. King	2009	220,179	—	—	(3) 89,031	(10) 74,348	(4) 1,328	384,886
VP, Global Sales and Services	2008	(11) 3,270	—	—	—	—	—	3,270

Kenneth J. Shebek	2009	200,787	(2)(12) 80,003	—	—	—	(4) 2,095	282,885
VP, Operations	2008	(11) 34,619	—	—	53,015	—	—	87,634

David L. Blakeney	2009	200,787	(2) 30,003	—	—	—	—	230,790
VP, Research and Development	2008	(11) 34,619	—	—	53,015	—	—	87,634

Sara M. Antol	2009	(13) 163,420	—	—	(3) 88,641	—	(4)(14) 206,302	458,363
Former General Counsel and Secretary	2008	182,804	—	—	52,879	—	(4) 988	236,671
	2007	176,652	—	(15) 66,672	—	—	(4) 732	244,056
Notes to Summary Compensation Table:

(1)	The amounts in the “Stock Awards” and “Option Awards” columns reflect the aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718. Assumptions used in calculating these amounts are included in Note 2 to our audited financial statements for the years ended December 31, 2009, December 31, 2008 and December 31, 2007, appearing in our Annual Reports on Form 10-K filed with the SEC on March 10, 2010, March 13, 2009, and March 17, 2008, respectively.

(2)	As described above under the heading, “Bonus Payments and Non-Equity Incentive Plan Compensation,” under the sub-heading, “Bonus Payments for 2009 Award Year,” a discretionary bonus was awarded for 2009 to each of Messrs. Ferrara ($94,500), Bornak ($17,500) Shebek ($30,003) and Blakeney ($30,003). Mr. Bornak’s award was pro-rated based on the duration of his service as CFO and Treasurer together with his immediately preceding service as our interim CFO.

(3)	Each of Mr. Ferrara, Mr. King, Ms. Antol and Mr. Bornak received option awards during 2009, the details of which are described in the Grant of Plan-Based Awards table.

(4)	As described above under the heading, “Perquisites and Other Benefits,” for each of our named executive officers, the Company’s pays the premiums on an additional, long-term disability policy, and provides the executive with a tax-gross up payment in connection with the Company-paid premiums. These amounts are reflected in the “All Other Compensation” column of the Summary Compensation Table. No amounts are reflected for either of Messrs. Blakeney and Bornak, as these executives began to receive the benefit for the first time in February 2010.

(5)	Mr. Ferrara joined the Company in August 2007 as SVP, Marketing and Sales, and was promoted to the offices of CEO and President in November 2007. Accordingly, Mr. Ferrara’s 2007 salary reflects only a partial year.

(6)	In October 2007, Mr. Ferrara was awarded 10,000 shares of restricted stock, two-thirds of which (6,666 shares) were subject to restrictions based on the Company’s satisfaction of certain financial conditions, which were required to have been satisfied as of December 31, 2008, and the remaining one-third of which (3,334 shares) was subject to a three year period of restriction. The stated grant date fair value assumes full satisfaction of the performance conditions. Ultimately, the performance-based conditions were not satisfied, and as a result, the 6,666 performance-based restricted shares were forfeited.

(7)	Mr. Bornak was appointed CFO and Treasurer on November 24, 2009. From September 17, 2009 through his appointment on November 24, 2009, Mr. Bornak served as our interim CFO pursuant to an arrangement between the Company and Interim Management Associates, LLC (“Boyden”). We paid a total of $63,661 to Boyden for Mr. Bornak’s performance of services as interim CFO from September 17, 2009 through November 24, 2009. From the time of his appointment as CFO and Treasurer on November 24, 2009 through December 31, 2009, we paid Mr. Bornak $27,885 in salary. The amount listed in the 2009 Salary column for Mr. Bornak is the aggregate of the fees paid to Boyden for Mr. Bornak’s service as interim CFO and the salary paid directly to Mr. Bornak for his services during 2009.

(8)	Mr. Bogatay joined the Company as CFO and Treasurer in October 2008 and his employment was terminated in September 2009. At the time of his appointment to these offices and for the duration of his employment Mr. Bogatay’s annual salary was $215,000. Salary for each of 2008 and 2009 reflects the portion of his salary that he received for the partial year during which he was employed by the Company.

(9)	The 2009 amount reflected as All Other Compensation for Mr. Bogatay includes the long-term disability policy premium and related tax gross-up described in Note 4, above, which amounted to $2,052 in the aggregate, as well as $25,370 in net cash severance payments and $4,344 in post-employment benefits, as described below under the heading “Separation and Mutual Release Agreements with Certain Named Executive Officers.”

(10)	Pursuant to the 2009 commission and strategic incentive plan established for Mr. King as the executive leader of our global sales organization, described above under the heading “Commission and Strategic Incentive Plan for VP, Global Sales and Services,” Mr. King was paid $41,948 in commission and $32,400 for satisfaction of strategic objectives, which are reported in the aggregate in the Non-Equity Incentive Compensation column for 2009.

(11)	Mr. Shebek and Mr. Blakeney became employed by the Company in October 2008, and Mr. King became employed by the Company in December 2008. Salary amounts shown for 2008 accordingly reflect a partial year for each of them.

(12)	In connection with hiring Mr. Shebek in October 2008, the Company agreed to pay him a retention bonus of $25,000 for remaining in the Company’s employ for a period of six months following his first day of employment, and an additional retention bonus of $25,000 for remaining in the Company’s employ for a period of twelve months following his first day of employment. These retention bonuses were earned and paid in 2009.

(13)	Ms. Antol’s salary during 2009 was $182,947. As Ms. Antol’s employment terminated on November 5, 2009, the salary amount for 2009 reflects the portion of her salary that she received for the partial year during which she was employed by the Company.

(14)	The 2009 amount reflected as All Other Compensation for Ms. Antol includes the long-term disability policy premium and related tax gross-up described in Note 4, above, which amounted to $1,080 in the aggregate, as well as $182,947 in cash severance payments, $1,195 in post-employment benefits, and $6,000 in outplacement services, as described below under the heading “Separation and Mutual Release Agreements with Certain Named Executive Officers,” and $15,080 in consulting fees, as described above under the heading “Consulting Agreement with our Former General Counsel.”

(15)	On February 15, 2007, Ms. Antol was awarded 5,556 shares of restricted stock, two-thirds of which (3,704 shares) were subject to restrictions based on the Company’s satisfaction of certain financial conditions, which were required to have been satisfied as of December 31, 2008, and the remaining one-third of which (1,852 shares) was subject to a three year period of restriction. The stated grant date fair value assumes full satisfaction of the performance conditions. Ultimately, the performance-based conditions were not satisfied, and as a result, the 3,704 performance-based restricted shares were forfeited. Subsequently, because Ms. Antol’s employment was terminated on November 5, 2009, prior to the conclusion of the three-year restricted period for the time-based shares, 206 of these shares were forfeited. The time-based restrictions on the remaining 1,646 shares were lifted on February 15, 2010 and the shares became fully vested.

Grant of Plan-Based Awards
     The table below sets forth certain information concerning plan-based awards granted during the year ended December 31, 2009 to each of the named executive officers.

									All Other Option
		Estimated Future Payouts			Estimated Future Payouts Under			All Other Stock	Awards; Number of		Grant Date Fair
		Under Non-Equity Incentive Plan Awards			Equity Incentive Plan Awards			Awards; Number of	Securities	Exercise or Base	Value of Stock and
				Maximum	Threshold	Target	Maximum	Shares of Stock or	Underlying Options	Price of Option	Option Awards
Name	Grant Date	Threshold ($)	Target ($)	($)	($)	($)	($)	Units (#)	(#)(1)	Awards ($/Sh)	($)(2)
Joseph A. Ferrara	1/26/09								140,000	5.38	354,564

Michael D. Bornak	12/10/09								50,000	6.03	141,975

Gary W. Bogatay, Jr.	(3) —

Robert H. King	—		(4) 90,000
	1/26/09								25,000	5.38	63,315
	5/12/09								10,000	5.32	25,716

Kenneth J. Shebek	(3) —

David L. Blakeney	(3) —

Sara M. Antol	1/26/09								(5) 35,000	5.38	88,641

Notes to Grant of Plan-Based Awards Table:

(1)	Except where otherwise specifically noted, options granted vest in three equal installments on each of the first, second, and third anniversaries of the date of grant and expire ten years from the date of grant.

(2)	Amounts reflect the grant date fair value of awards computed in accordance with FASB ASC Topic 718. Assumptions used in calculating these amounts are included in Note 2 to our audited financial statements for the year ended December 31, 2009 appearing in our Annual Report on Form 10-K filed with the SEC on March 10, 2010.

(3)	No plan-based awards were granted to Mr. Bogatay, Mr. Shebek, or Mr. Blakeney during the year ended December 31, 2009.

(4)	Pursuant to the 2009 commission and strategic incentive plan established for Mr. King as the executive leader of our global sales organization, described above under the heading “Commission and Strategic Incentive Plan for VP, Global Sales and Services,” Mr. King was eligible to receive up to $45,000 in incentive bonus payments for achievement of strategic initiatives established by our CEO and an additional $45,000 in commission for attainment of specific revenue goals. Mr. King was paid a total of $74,348 pursuant to this program.

(5)	Because none of the options granted to Ms. Antol on January 26, 2009 had vested at the time of the termination of her employment in November 2009, the options were forfeited.

Outstanding Equity Awards at Fiscal Year-End 2009
     The following table sets forth certain information concerning outstanding equity awards for our named executive officers as of December 31, 2009.

	Option Awards					Stock Awards
			Equity Incentive						Equity Incentive
	Number of	Number of	Plan Awards: Number					Equity Incentive	Plan Awards: Market
	Securities	Securities	of Securities				Market Value of	Plan Awards: Number	or Payout Value of
	Underlying	Underlying	Underlying				Shares or Units of	of Unearned Shares,	Unearned Shares,
	Unexercised Options	Unexercised Options	Unexercised			Number of Shares or	Stock That Have Not	Units or Other	Units or Other
	(#)	(#)	Unearned Options	Option Exercise	Option Expiration	Units of Stock That	Vested	Rights That Have	Rights That Have
Name	Exercisable	Unexercisable	(#)	Price ($)	Date(1)	Have Not Vested (#)	($)(2)	Not Vested (#)	Not Vested ($)
Joseph A. Ferrara						3,334	20,371
	100,000	50,000		7.78	12/13/2017
		140,000		5.38	1/26/2019

Michael D. Bornak		50,000		6.03	12/10/2019

Gary W. Bogatay, Jr.(3)

Robert H. King		25,000		5.38	1/26/2019
		10,000		5.32	5/12/2019

Kenneth J. Shebek	11,667	23,333		3.27	10/20/2018

David L. Blakeney	11,667	23,333		3.27	10/20/2018

Sara M. Antol (4)	3,000			55.90	12/14/2010
	2,000			28.40	10/11/2011
	5,000			32.90	12/19/2011
	1,500			9.49	10/24/2012
	3,500			13.63	12/16/2012
	10,000			8.49	10/10/2015
	(5) 6,000			6.57	1/28/2018

Notes to Outstanding Equity Awards at Fiscal Year End 2009 Table:

(1)	The option expiration dates stated are based on the original terms of the grant. Non-qualified stock options that are exercisable at the time of termination of employment under certain circumstances must be exercised on or before the earlier of the expiration date or the date which is one year following termination of employment.

(2)	Market value of unvested shares is based on $6.11 per share, which was the closing price of our common stock on December 31, 2009.

(3)	As none of the options which had been awarded to Mr. Bogatay during his employment had vested at the time of his termination of employment on September 18, 2009, those awards were forfeited. There were no outstanding equity awards for Mr. Bogatay as of December 31, 2009.

(4)	Ms Antol left the Company on November 5, 2009. Notwithstanding the later expiration date of options which had vested as of the time of her employment termination, such options must be exercised within one year from the date of termination of employment or they will be forfeited.

(5)	The number of shares underlying the award at the time of grant was 18,000. At the time of her termination of employment, the option had not yet vested with respect to 12,000 of such shares. Accordingly, that portion of the award was forfeited.
Option Exercises and Stock Vested
There were no exercises of stock options or vesting of stock awards during the year ended December 31, 2009 for any of the named executive officers.
EMPLOYMENT AGREEMENTS, SEPARATION OF EMPLOYMENT AND CHANGE-IN-CONTROL
AGREEMENTS
Employment Agreement with Joseph A. Ferrara
     In April 2008, the Company entered into an employment agreement with Mr. Ferrara relating to his continuing employment with the Company. Mr. Ferrara’s employment agreement has an initial term through January 31, 2011. The term will be automatically extended for successive additional terms of three years, unless terminated by either the Company or Mr. Ferrara with at least sixty days notice prior to the end of the then-current term.
     Mr. Ferrara’s agreement provides for an annual base salary of $350,000, with such increases or decreases from time to time as the Compensation Committee may determine, subject to mandatory annual increases based on the average percentage increase in base salary, if any, of our executive council (as defined in Mr. Ferrara’s agreement) for the prior two full calendar years. Mr. Ferrara is also entitled to receive annual bonuses based upon achievement of performance objectives established by the Compensation Committee pursuant to the MICP. Mr. Ferrara is also eligible to receive long-term disability coverage of $10,000 per month during the term of the disability.
     While serving as CEO during the term of the agreement, the Company has agreed to nominate Mr. Ferrara on its slate of Board of Director candidates and to recommend to our shareholders that Mr. Ferrara be elected to the Board.
     The agreement provides for certain severance payments upon termination of Mr. Ferrara’s employment. Such payments vary depending upon the circumstances of termination. If Mr. Ferrara’s employment is terminated because of his death, disability or retirement, Mr. Ferrara (or in the event of his death, Mr. Ferrara’s spouse or estate if his spouse does not survive him) is entitled to receive a pro rata portion, based upon the number of months of Mr. Ferrara’s employment during the year of termination, of any annual bonus program or agreement in effect for the year of termination based upon the then-projected achievement of performance objectives for the year.
     If, within six months prior to a “change-in-control” (as defined in the agreement) or three years after a change-in-control, Mr. Ferrara’s employment is terminated by the Company without “cause for termination” (as defined in the agreement) or is terminated by Mr. Ferrara with “good reason for termination” (as defined in the agreement), Mr. Ferrara is entitled to receive a severance payment of three times the sum of:
(i)	the greater of (a) his annual base salary on the date of termination (provided that in the case of good reason for termination, the date immediately preceding the date of the event that gave rise to the good reason for termination shall be used instead of the date of termination) or (b) his annual base salary in effect when the change-in-control occurred, plus

(ii)	the greater of (a) his average annual cash award for the two calendar years prior to the date of termination (provided that in the case of good reason for termination, the date immediately preceding the date of the event that gave rise to the good reason for termination shall be used instead of the date of termination) or (b) his average annual cash award for the two calendar years prior to the date of the change-in-control.
     In addition, Mr. Ferrara shall be entitled to receive payment of reasonable executive placement agency fees for a period not to exceed two years and the continuation of certain medical, pension and other benefits for a three-year period. Finally, outstanding stock appreciation rights and stock options that did not immediately become exercisable upon the occurrence of the change-in-control shall automatically become vested and shall be exercisable thereafter until the stated expiration date of the stock appreciation right or stock option.
     In the event of a change in control, if we assume these payments were triggered as of December 31, 2009, the following table provides an estimate of the amount payable to Mr. Ferrara:

Base Salary ($350,000) x 3	$1,050,000
Average Bonus Payment for 2008 ($0) and 2009 ($94,500) x 3	141,750
Estimated Annual Benefits ($12,000) x 3	36,000
Estimated Annual Outplacement Fees (15% of base salary)	52,500
Acceleration of Options Based on Closing Stock Price on December 31, 2009 and Number of Options Outstanding as of Fiscal Year End 2009	102,200

Total:	$1,382,450

     If Mr. Ferrara’s employment is terminated by the Company without cause for termination or is terminated by Mr. Ferrara with good reason for termination and the change-in-control scenario above is not applicable, Mr. Ferrara will be entitled to receive two times the sum of:
     (i) his annual base salary in effect on the date of termination, plus
     (ii) his average annual cash award for the two calendar years prior to the date of termination.
     In addition, Mr. Ferrara shall be entitled to receive payment of reasonable executive placement agency fees for a period not to exceed two years and the continuation of certain medical, pension and other benefits for a two-year period.
     If we assume these payments were triggered as of December 31, 2009, the following table provides an estimate of the amount payable to Mr. Ferrara:

Base Salary ($350,000) x 2	$700,000
Average Bonus Payment for 2008 ($0) and 2009 ($94,500) x 2	94,500
Estimated Annual Benefits ($12,000) x 2	24,000
Estimated Annual Outplacement Fees (15% of base salary)	52,500
Total:	$871,000
          For purposes of the severance payments described above, the Company’s notice of non-renewal of Mr. Ferrara’s agreement shall be considered termination of Mr. Ferrara’s employment by the Company without cause for termination. A thirty day cure period applies under Mr. Ferrara’s agreement if the Company terminates his employment with cause for termination or if Mr. Ferrara terminates his employment with good reason for termination.
     The receipt of any severance payments under the agreement are subject to Mr. Ferrara signing and not revoking for a period of seven days a separation and mutual release of claims agreement. Pursuant to his agreement, Mr. Ferrara agrees to resign from all positions that he holds with the Company or its subsidiaries, including, without limitation, as a member of the Board of Directors, immediately following the termination of his employment for any reason, if the Board of Directors so requests.
     If any payment or payments due to Mr. Ferrara result in an excise tax being imposed on Mr. Ferrara pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), the Company is obligated to make certain “gross-up payments” (as defined in the Agreement) to him. Mr. Ferrara’s agreement is to be construed and interpreted, to the extent possible, in a manner that avoids the imposition on Mr. Ferrara of the 20% penalty under Section 409A of the Code, and the Company and Mr. Ferrara agree to cooperate diligently to amend the terms of his agreement to the extent permissible under Section 409A of the Code for Mr. Ferrara to avoid the penalty. If on the date of his separation from service, within the meaning of 409A, Mr. Ferrara is a “specified employee” as defined in Section 409A of the Code, payments to Mr. Ferrara will be delayed until the earlier of (i) the six-month anniversary of his separation from service or (ii) the date of his death. Payment will only be delayed in this manner if legal counsel mutually agreed to by the parties opines that payment may not be made under Section 409A of the Code prior to the end of the six-month period without violating the six-month delay requirement. In the event the parties are unable to agree on legal counsel to render an opinion, the Company is entitled to withhold any tax withholding and make any reporting it determines is required by law.
     Mr. Ferrara’s agreement represents his sole entitlement to severance payments and benefits in connection with termination of his employment.
Severance and Change in Control Agreements with Michael D. Bornak, and former executive officers, Sara M. Antol and Gary W. Bogatay, Jr.
          In March 2010, Mr. Bornak entered into an agreement with the Company relating to payments to be made to him in the event of his involuntary termination of employment without cause (including his termination of employment for good reason) in connection with a change in control or otherwise. Mr. Bornak’s agreement has an initial term of three years and will be automatically extended for successive two year periods unless terminated either by Mr. Bornak or by the Company upon at least sixty days’ written notice prior to the end of the then current term. Mr. Bornak’s agreement provides that if his employment is terminated by the Company without “cause for termination” (as defined in the agreement), including Mr. Bornak’s termination of his employment for “good reason for termination” (as defined in the agreement), and such termination does not occur in connection with a “change in control” (as defined in the agreement), Mr. Bornak will be entitled to receive a lump sum cash payment in an amount equal to his annual base salary. In addition, Mr. Bornak would be entitled to receive payment of executive placement agency fees of up to $6,000 and to the continuation of certain health and welfare benefits for a period of twelve months.
          If we assume these payments were triggered as of December 31, 2009, the following table provides an estimate of the amounts that would have been payable to Mr. Bornak:

Annual Base Salary as of 12/31/09	$250,000
Estimated Annual Benefits for one year	12,000
Outplacement Fees	6,000
Total:	$268,000
          If Mr. Bornak’s employment is terminated either six months before or within two years after a change in control or is terminated by him for good reason for termination within such period, Mr. Bornak will be entitled to receive a lump sum cash payment equal to an amount that is two times the sum of (a) the greater of (i) his annual base salary for the year then in effect (or in effect on the date immediately preceding the date of the event which gave rise to the good reason for termination) or (ii) his annual base salary for the year in effect on the date of the change in control, and (b) the greater of (i) the average annual cash award that he received as incentive compensation or bonus for the two calendar years immediately preceding the termination date (or the date immediately preceding the date of the event which gave rise to the good reason for termination) or (ii) the average annual cash award that he received as incentive compensation or bonus for the two calendar years immediately preceding the date of the change in control. In addition to the foregoing, Mr. Bornak would be entitled to receive payment of executive placement agency fees of up to $6,000 and to the continuation of certain health and welfare benefits for a period of twenty-four months.
          If we assume these payments were triggered as of December 31, 2009, the following table provides an estimate of the amounts that would have been payable to Mr. Bornak:

Annual Base Salary as of 12/31/09 x 2	$500,000
Average Bonus Payment for 2008 ($0) and 2009 ($17,500) x 2	17,500
Estimated Annual Benefits ($12,000) x 2	24,000
Outplacement Fees	6,000
Acceleration of Options Based on Closing Stock Price on December 31, 2009 and Number of Options Outstanding as of Fiscal Year End 2009	4,000
Total:	$551,500
          Receipt of the payments and benefits described above would be subject to Mr. Bornak signing a separation and mutual release of claims agreement. Mr. Bornak’s agreement further includes confidentiality provisions and covenants against competition, and represents his sole entitlement to severance payments and benefits in connection with termination of employment. Mr. Bornak’s agreement replaces a severance agreement previously entered into between the Company and Mr. Bornak at the time that he joined the Company, which had provided for a six month severance benefit and no additional or separate benefit in the event termination were to have occurred in connection with a change in control.
          Previously, in March 2009, Ms. Antol and Mr. Bogatay each entered into an agreement with the Company upon terms substantially identical to Mr. Bornak’s agreement. Ms. Antol’s employment with the Company terminated in November 2009, and Mr. Bogatay’s employment with the Company terminated in September 2009. Payments made to each of them in connection with their termination of employment are described below under the heading, “Separation and Mutual Release Agreements with Certain Named Executive Officers.”
Severance Agreements with David L. Blakeney, Robert H. King and Kenneth J. Shebek
          In March 2009, the Company entered into agreements with Messrs. Blakeney, King and Shebek relating to severance payments to be made to each in the event of his involuntary termination of employment without cause (which does not include termination of employment for good reason) (each a “Severance Agreement”). Each Severance Agreement has an initial term of three years, and will be automatically extended for successive two year periods unless terminated by either party upon not less than sixty days written notice prior to the end of the then-current term.
          Under each Severance Agreement, if the executive’s employment is terminated by the Company without cause (as defined in the Severance Agreements), he would be entitled to receive a lump sum cash payment in an amount equal to his annual base salary. He would also be entitled to receive payment of executive placement agency fees of up to $6,000 and to the continuation of certain health and welfare benefits for a period of twelve months.
          If we assume this payment was triggered as of December 31, 2009, the following table provides an estimate of the amount that would have been payable to each of Messrs. Blakeney, King and Shebek:

	Blakeney	King	Shebek
Annual Base Salary as of 12/31/09	$200,018	$228,000	$200,018
Estimated Annual Benefits ($12,000) for one year	12,000	12,000	12,000
Outplacement Fees	6,000	6,000	6,000
Total:	$218,018	$246,000	$218,018
          Receipt of these payments and benefits is subject to the executive signing a separation and mutual release of claims agreement. Each Severance Agreement further includes confidentiality provisions and covenants against competition. Each Severance Agreement represents the executive’s sole entitlement to severance payments and benefits in connection with termination of employment, and specifically replaces agreements for post-employment compensation previously entered into between the Company and these executives.
Separation and Mutual Release Agreements with Certain Named Executive Officers
          In connection with Mr. Bogatay’s separation from employment with the Company in September 2009, the Company and Mr. Bogatay entered into a Separation Agreement and General Release, pursuant to which Mr. Bogatay and the Company mutually agreed to the termination of his employment effective as of September 18,

2009 (the “Bogatay Separation Agreement”). The Bogatay Separation Agreement supersedes the prior severance and change in control agreement entered into between the Company and Mr. Bogatay in March 2009 (described above under the heading “Severance and Change in Control Agreements with Michael D. Bornak, and former executive officers, Sara M. Antol and Gary W. Bogatay, Jr.”). Pursuant to the Bogatay Separation Agreement, the Company further agreed that Mr. Bogatay would be paid the equivalent of a salary of $215,000 per year until September 1, 2010 in accordance with our normal payroll practices. These payments are to be comprised of any benefits payable to Mr. Bogatay under our short and long term disability insurance benefits and cash payment from the Company to make up any short fall between these disability benefits and the salary amount. The Company further agreed to make payments to maintain, until September 1, 2010, the same or substantially similar health insurance benefits that Mr. Bogatay received as an employee. The Bogatay Separation Agreement further provides that the Company’s obligations to maintain health insurance and to pay the salary amount will cease in the event Mr. Bogatay finds other employment. The agreement also contains certain customary representations and covenants from Mr. Bogatay and mutual releases of liability. The Company paid net cash severance to Mr. Bogatay under the Bogatay Separation Agreement of $25,370 for 2009.
     In connection with Ms. Antol’s separation from employment with the Company, on November 5, 2009, the Company and Ms. Antol entered into a separation and mutual release agreement (the “Antol Separation Agreement). Pursuant to this agreement, the parties agreed that Ms. Antol’s employment was terminated under circumstances described in her Severance and Change in Control Agreement (described above under the heading, “Severance and Change in Control Agreements with Michael D. Bornak, and former executive officers, Sara M. Antol and Gary W. Bogatay, Jr.”) which entitled her to receive as severance an amount equal to her annual salary, as well as the continuation of health and welfare benefits for the one year period following her termination of employment, and reimbursement of fees for outplacement services not to exceed $6,000. The Antol Separation Agreement also contains certain customary representations and covenants from Ms. Antol and mutual releases of liability. Pursuant to these agreements, the Company paid severance to Ms. Antol in the amount of $182,947.

DIRECTOR COMPENSATION
Year ended December 31, 2009
          The table below sets forth certain information regarding compensation of non-employee directors that served during 2009. With the exception of Dr. Heibel and Mr. Kampmeinert, each of whom served on our Board during the full year 2009, each of our directors named below served on our Board for a partial year. Specifically, Messrs. Barnes, Barry, Egan and Mullins served on the Board until August 5, 2009. Mr. Kennedy and Mr. Hoffman were appointed to the Board in June 2009 and July 2009, respectively and are presently serving on the Board of Directors. Messrs. Chandler, Meyercord and Solomon were elected to serve on the Board on August 5, 2009 and presently serve on the Board.

Non-Employee	Fees Earned or Paid	Stock Awards	Option Awards ($)	Total
Director Name	in Cash ($)	($)(1)	(1)	($)
Scott C. Chandler	13,250	35,003		48,253
Richard H. Heibel	107,125	35,003	12,663	154,791
Charles E. Hoffman	32,000	35,003	97,580	164,583
Robert W. Kampmeinert	92,875	35,003	12,663	140,541
Edward H. Kennedy	27,083	35,003	88,438	150,524
Edward B. Meyercord, III	13,250	35,003		48,253
Jeffrey M. Solomon	13,250	35,003		48,253
James J. Barnes	82,750	12,648		95,398
Daniel P. Barry	101,600		25,326	126,926
David S. Egan	82,050		12,663	94,713
Brian C. Mullins	90,500		12,663	103,163
Note to Director Compensation Table:

(1)	Amounts reflect the grant date fair value of awards computed in accordance with FASB ASC Topic 718. Assumptions used in calculating these amounts are included in Note 2 to our audited financial statements for the year ended December 31, 2009 appearing in our Annual Report on Form 10-K filed with the SEC on March 10, 2010.
Non-Employee Director Compensation
     On October 19, 2009, at the recommendation of the Compensation Committee, our Board of Directors adopted a new compensation program for non-employee directors. Under the newly adopted program, effective as of the October 19, 2009 meeting, non-employee directors will receive annual compensation comprised of the following elements:
•	A retainer of $20,000, payable in cash;
•	Restricted stock under our Equity Compensation Plan having a market value of $35,000 on the date of grant, based on the fair market value (as defined in the 2006 LTIP) of a share of our stock on such date, subject to a one-year period of restriction; and
•	Retainers of $10,000 and $7,500, respectively, for the Chairperson of the Audit and Compensation Committees, payable in cash, and a retainer of $5,000 for the Chairperson of each of the Corporate Governance and Investment Committees.

          Under the newly adopted program, as compared with the Board’s prior compensation program, the Board reduced the annual cash retainer payable to non-employee directors by $10,000, and reduced the annual cash retainers paid to the Chairpersons of the Audit, Compensation, Corporate Governance and Investment Committees by $2,500 for each Committee. In addition, the Board eliminated per-meeting fees for the Board and all of its Committees.
          The equity component of non-employee director compensation has been increased under the new program as compared with the Board’s prior non-employee director compensation practices. In establishing the new program, the Board determined to weight the equity component of the total annual compensation paid to non-employee directors more heavily than the cash component in an effort to align the interests of the directors more closely with the interests of shareholders. In connection with the adoption of the program, the Board established guidelines for Company stock ownership by non-employee directors. Per the Board-approved guidelines, non-employee directors should endeavor to acquire and maintain ownership of Company stock valued at three times the annual cash retainer paid to non-employee directors. The guidelines allow five years for directors to achieve the targeted stock ownership. Pursuant to the equity component of the compensation program for non-employee directors adopted on October 19, 2009, each of our non-employee directors was granted an award of 6,098 shares of restricted stock on that date.
          Previously, from September 2006 and until the October 19, 2009 Board meeting, non-employee directors received an annual retainer of $30,000, and per-meeting fees of $1,250 for attendance at Board meetings and $1,000 for attendance at committee meetings. In addition, a non-executive Chairman of the Board would have received an additional annual retainer of $30,000, the Chairman of the Audit Committee received an additional annual retainer of $12,500, the Chairman of the Compensation Committee received an additional annual retainer of $10,000 and the Chairman of the Corporate Governance and Investment Committees each received an additional annual retainer of $7,500.
          In January 2009, under the prior compensation program then in effect and consistent with the Board’s October 2005 decision to grant annual equity awards to directors, the Compensation Committee approved a grant of either non-qualified stock options in the amount historically granted (10,000 for the Chairman of the Board and 5,000 for other non-employee directors), or, restricted shares in an amount that approximated the Black-Scholes value of the non-qualified stock option grant (4,702 for the Chairman of the Board and 2,351 for other non-employee directors). The Compensation Committee again determined that since both forms of equity had the same effect on stock compensation expense and had previously been granted to non-employee directors, it was appropriate for the recipient to have a choice between non-qualified stock options and restricted shares on the date of grant. All except one member of the Board of Directors elected to receive non-qualified stock options. The remaining non-employee director elected to receive restricted shares. Subsequently, in connection with the Board’s appointment of Messrs. Kennedy and Hoffman to the Board during 2009, and with the objective of linking the interests of our then newly appointed directors with those of our shareholders, each of them received a grant of 35,000 options.

SHAREHOLDER PROPOSALS — 2011 ANNUAL MEETING
          For shareholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act to be presented at our 2011 Annual Meeting and included in our proxy statement, such proposals must be submitted and received by the Secretary of Tollgrade at our principal offices, Tollgrade Communications, Inc., 493 Nixon Road, Cheswick, Pennsylvania 15024, no later than December 10, 2010.
          If a shareholder wishes to submit a proposal outside of Rule 14a-8 under the Exchange Act, in order for such proposal to be considered “timely” for the purposes of Rule 14a-4(c) under the Exchange Act, the proposal must be received at the above address not later than February 23, 2011.
          In addition, Section 3.17 of our Bylaws requires that any shareholder intending to present a proposal for action at an annual meeting, but is not intending to have such proposal included in our proxy statement, must give written notice of the proposal to the Secretary of Tollgrade, containing the information specified in Section 3.17, not later than the 60th day nor earlier than the close of business on the 120th day prior to the anniversary date of Tollgrade’s proxy statement for the annual meeting for the previous year, or not later than February 8, 2011 and not earlier than December 10, 2010 for our 2011 Annual Meeting. Shareholders are advised to review our Bylaws for a complete discussion of the requirements that must be complied with by shareholders intending to present proposals at an annual meeting, but not intending to have such proposals included in our proxy statement.
ELECTRONIC DELIVERY OF PROXY MATERIALS
          For our 2011 Annual Meeting, shareholders who own shares registered in their name (instead of through a bank, broker or other nominee) may contact BNY Mellon Shareowner Services to choose to receive electronic access to our Annual Report and Proxy Statement rather than receiving paper copies of these documents in the mail. Directions for requesting electronic access are available on the enclosed proxy card and by logging into Investor ServicesDirect® at www.bnymellon.com/shareowner/isd. Shareowners electing this option will receive email notification when the Annual Report and Proxy Statement are available, with electronic links to access the documents and instructions on how to vote shares via the Internet. Your election to receive electronic access will remain in effect until you revoke it by sending a written request that you wish to resume paper delivery of these documents by mail, such request to be received no later than two weeks prior to the record date for any subsequent annual meeting, to: Investor Relations Department, Tollgrade Communications, Inc., 493 Nixon Road, Cheswick, Pennsylvania 15024. Shareholders who own their shares through a bank, broker or other nominee should follow the instructions provided by that entity if they wish to obtain electronic access to our Annual Report and Proxy Statement.

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.
We encourage you to take advantage of Internet or telephone voting.
Both are available 24 hours a day, 7 days a week.
Internet and telephone voting are available through 11:59 PM Eastern Time the day prior to the shareholder meeting date.

Tollgrade Communications, Inc.

INTERNET
http://www.proxyvoting.com/tlgd
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.
OR
TELEPHONE
1-866-540-5760
Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.
If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.
To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

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69420

▼ FOLD AND DETACH HERE ▼

Please mark your votes as indicated in this example	X
THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE ELECTION OF DIRECTORS AND “FOR”
THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2010.

	FOR	WITHHOLD	*EXCEPTIONS
	ALL	FOR ALL

1. ELECTION OF DIRECTORS Nominees:	☐	☐	☐
01 Scott C. Chandler
02 Joseph A. Ferrara
03 Richard H. Heibel
04 Charles E. Hoffman
05 Robert W. Kampmeinert
06 Edward H. Kennedy
07 Edward B. Meyercord, III
08 Jeffrey M. Solomon

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box above and write that nominee’s name in the space provided below.)

*Exceptions

	FOR	AGAINST	ABSTAIN

2. Vote to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2010.	☐	☐	☐

Mark Here for Address Change or Comments SEE REVERSE	☐

Signature	Signature	Date

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian. Please give full title as such.

You can now access your Tollgrade Communications, Inc. account online.
Access your Tollgrade Communications, Inc. account online via Investor ServiceDirect® (ISD).
BNY Mellon Shareowner Services, the transfer agent for Tollgrade Communications, Inc., now makes it easy and convenient to get current information on your shareholder account.

• View account status	• View payment history for dividends
• View certificate history	• Make address changes
• View book-entry information	• Obtain a duplicate 1099 tax form
Visit us on the web at http://www.bnymellon.com/shareowner/isd

For Technical Assistance Call 1-877-978-7778 between 9am-7pm

Monday-Friday Eastern Time
Investor ServiceDirect®

Available 24 hours per day, 7 days per week

TOLL FREE NUMBER: 1-800-370-1163

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.
Important notice regarding the Internet availability of proxy materials for the 2010 Annual Meeting of Shareholders. The Proxy Statement and the 2009 Annual Report to Shareholders are available at: www.tollgrade.com

▼ FOLD AND DETACH HERE ▼
PROXY

TOLLGRADE COMMUNICATIONS, INC.

Annual Meeting of Shareholders – May 20, 2010

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
     The undersigned hereby appoints Joseph A. Ferrara and Jennifer M. Reinke, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Tollgrade Communications, Inc. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareholders of the company to be held May 20, 2010 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Annual Meeting.

Address Change/Comments
(Mark the corresponding box on the reverse side)

BNY MELLON SHAREOWNER SERVICES
P.O. BOX 3550
SOUTH HACKENSACK, NJ 07606-9250
(Continued and to be marked, dated and signed, on the other side)
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